UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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March 31, 2023

To Our Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Noodles & Company at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 16, 2023, at 1:00 p.m. local time.
The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or, if you received a paper copy of the proxy materials by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
We look forward to seeing you at the meeting.

Sincerely,
Dave Boennighausen
Chief Executive Officer

NOODLES & COMPANY
520 ZANG STREET, SUITE D
BROOMFIELD, COLORADO 80021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders of Noodles & Company (the “Company”) will be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 16, 2023, at 1:00 p.m. local time, for the following purposes:
1.To elect the two directors named in the Proxy Statement as Class I directors of the Company, each to serve for three years and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.
2.To approve, on an advisory (non-binding) basis, the compensation of our named executive officers.
3.To approve the Company’s 2023 Stock Incentive Plan (the “2023 Plan”).
4.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 2, 2024.
5.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
    Only stockholders of record at the close of business on March 22, 2023 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. We expect to mail a notice of Internet availability of proxy materials (the “Notice”) or a copy of our proxy materials to the extent requested to our stockholders on or about March 31, 2023. The Notice contains instructions on how to access our proxy materials over the Internet and how to vote by going to a secure website. If you did not receive such a Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement.

By Order of the Board of Directors

Melissa Heidman,
Executive Vice President, General Counsel & Secretary
Broomfield, Colorado
March 31, 2023

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by completing, dating, signing and promptly returning the accompanying proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2023:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxypush.com/NDLS and https://investor.noodles.com/annuals-and-proxies

Noodles & Company
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 16, 2023

NOODLES & COMPANY
520 ZANG STREET, SUITE D, BROOMFIELD, COLORADO 80021
PROXY STATEMENT
March 31, 2023

THE MEETING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Noodles & Company, a Delaware corporation (the “Company”), for use at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 16, 2023, at 1:00 p.m. local time. The Notice, the Proxy Statement, the form of proxy and the Annual Report were first made available to stockholders on or about March 31, 2023. Electronic copies of this Proxy Statement, form of proxy and Annual Report are available at https://investor.noodles.com/annuals-and-proxies and www.proxypush.com/NDLS.
Voting Rights, Quorum and Required Vote

Only holders of record of our Class A and Class B common stock (“common stock”) at the close of business on March 22, 2023, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 22, 2023, we had 46,341,533 shares of Class A common stock outstanding and entitled to vote. There are currently no shares of Class B common stock outstanding and none were outstanding on the record date. Each share of Class A and Class B common stock is entitled to one vote per share on each item. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

Proposal No. 1—Election of Directors—directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the two nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on this Proposal No. 1.

Proposal No. 2—Approval, on an Advisory (Non-Binding) Basis, of our Named Executive Officers’ Compensation—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 2. Broker non-votes will have no effect on this Proposal No. 2.

Proposal No. 3—Approval of the 2023 Stock Incentive Plan (the “2023 Plan”) requires the affirmative vote of the holders of a majority of voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 3. Broker non-votes will have no effect on this Proposal No. 3.

Proposal No. 4—Ratification of Appointment of Independent Registered Public Accounting Firm for the Year Ending January 2, 2024—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 4. Since this is a “routine” proposal, we do not expect there to be no broker non-votes with respect to this Proposal No. 4.

Internet Availability of Proxy Materials
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) that permits companies to furnish their proxy materials over the Internet. As a result, we are mailing the Notice instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains information on how you may request access to proxy materials in printed form by mail or electronically.

Voting Your Shares
If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, via telephone, electronically through the Internet by following the instructions included in the Notice or the proxy card, as applicable, or, if you receive a paper copy of the proxy materials, by completing, dating and signing the accompanying proxy card and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted in accordance with the Board’s recommendations as follows: as votes “for” Proposal No. 2, Proposal No. 3 and Proposal No. 4 and, in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of each of the nominees presented by the Board in Proposal No. 1. Proxies will vote in their discretion upon other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee, such as through a voting instruction card. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide your broker with a properly executed voting instructions form in advance of the Annual Meeting, listing exchange rules allow, but do not require, your broker to vote your shares on “routine” proposals. The ratification of the appointment of the independent registered public accounting firm in Proposal No. 4 is the only item on the agenda for the Annual Meeting that is expected to be considered routine. Where a proposal is not “routine,” a broker who has received no properly executed voting instructions form from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” Whether a proposal is considered routine or non-routine is subject to listing exchange rules. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals, even if you plan to attend the annual meeting.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notice, proxies and other soliciting materials, the Company and/or its agents may also solicit proxies in person, by telephone or email. Following the original mailing of the Notice, proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the Notice to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy in the form accompanying this Proxy Statement (be it a proxy card or Notice) has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by delivering to the Company a written statement that the proxy is revoked, by a subsequent vote or proxy that is submitted via telephone or Internet, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same address will receive only one copy of the Notice, the Annual Report, the Proxy Statement, and the proxy card, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the Notice at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us by telephone at 720-214-1900, by mail at Noodles & Company at, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us in writing or by telephone at the same address, email address, or telephone number. Brokerage firms and banks are also entitled to use householding. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

On or about March 31, 2023, we began to mail or email our stockholders the Notice or proxy card. If you receive the Notice and would prefer to receive paper copies of the proxy materials on a going forward basis, please follow the instructions in the Notice (or the voting instructions card provided by your brokerage firm or bank).

PROPOSAL NO. 1—ELECTION OF DIRECTORS
The Board of Directors is presently comprised of seven members, who are divided into three classes, Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term.

Each of the nominees for election to Class I is currently a director of the Company. Ms. Egan and Mr. Hartnett were previously elected by stockholders at the 2020 Annual Meeting of Stockholders. If elected at the Annual Meeting, each of the nominees would serve for three years expiring at the 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board. Messrs. Jones, Madsen and Taylor were last elected by stockholders at the 2021 Annual Meeting of Stockholders, and Mr. Boennighausen and Ms. Schreiber were last elected by stockholders at the 2022 Annual Meeting of Stockholders.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages, as of March 31, 2023, are included below.

	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term for which Nominated
Nominees
Mary Egan (1)(3)(5)	I	55	Director	2017	2023	2026
Robert Hartnett (1)(2)(6)	I	71	Director	2016	2023	2026

Continuing Directors
Jeffrey Jones (1)(2)(4)	II	61	Non-Executive Chairman	2013	2024
Drew Madsen (2)(3)	II	66	Director	2017	2024
Shawn Taylor (1)(3)	II	63	Director	2020	2024
Dave Boennighausen	III	45	Chief Executive Officer and Director	2015	2025
Elisa Schreiber (2)(3)	III	44	Director	2019	2025
________________________
(1)Serves on the Audit Committee.
(2)Serves on the Compensation Committee.
(3)Serves on the Nominating and Corporate Governance Committee.
(4)Chairman of the Board of Directors and Chair of the Audit Committee.
(5)Chair of the Nominating and Corporate Governance Committee.
(6)Chair of the Compensation Committee.

Below, we have provided biographies for each director and nominee summarizing his or her business and other experience, including the specific experience, qualifications, attributes or skills that led to the conclusion of the Board of Directors that such nominee should serve as a director in light of the Company’s business and structure.

Nominees for Election as Class I Directors

Mary Egan has been a member of our Board of Directors since September 2017. Ms. Egan founded and served as Chief Executive Officer (“CEO”) of Gatheredtable, a consumer software as a service company offering customized meal planning, from 2013 until the technology platform was sold to a strategic buyer in 2018, at which time the position ceased to exist. From 2010 to 2012, Ms. Egan served as Head of Global Strategy and Corporate Development for Starbucks Corporation (Nasdaq: SBUX), a global coffee retailer. At Starbucks, Ms. Egan partnered with the senior leadership team to develop and execute corporate strategy, and led many successful strategic initiatives focusing on cost reduction, developing markets, digital and food. Ms. Egan was a Managing Director at The Boston Consulting Group (“BCG”), a global management consulting firm, from 1997 to 2010 where she partnered with CEOs and boards of leading consumer brands to conceive and successfully drive aggressive growth strategies. While at BCG, she was a frequent global speaker on consumer-centric growth, and was featured in many news outlets, including The Wall Street Journal and The New York Times. Ms. Egan also serves on the Board of Directors of Urban Outfitters (NASDAQ: URBN). Ms. Egan holds a BA from Barnard College, Columbia University, an MSEd from Bank Street Graduate School of Education and an MBA from Columbia Business School. Ms. Egan brings to our Board a broad range of experience in consumer-centric growth strategy and execution, as well as marketing and brand expertise.
Robert Hartnett has been a member of our Board of Directors since July 2016. He has over 40 years of restaurant industry experience. Most recently he served as CEO for Houlihan’s Restaurants, Inc. (“Houlihan’s”), a national operator and franchisor of fine dining and casual dining restaurants, a position that he held from 2001 until successfully negotiating the sale of that company in 2015. During his tenure at Houlihan’s, Mr. Hartnett successfully re-invented and revitalized the Houlihan’s brand. Prior to joining Houlihan’s, Mr. Hartnett served as President, CEO and Chairman of Einstein Noah Restaurant Group Inc. (“Einstein’s”), a national operator and franchisor of fast casual bagel restaurants. In addition, he has owned and operated Einstein Bros. and Boston Market franchise restaurants and has served as President of Bennigan’s Restaurants, a multi-unit casual dining operator. Mr. Hartnett is Executive Chair of Fairway Coffee Collective, a privately held company. Mr. Hartnett holds a BA in Accounting from Lamar University. Mr. Hartnett brings to our Board of Directors broad experience in restaurant operations and restaurant brand development.
Continuing Directors
Dave Boennighausen has served as our CEO since June 2017 and as interim CEO from July 2016 through June 2017. He has been a member of our Board of Directors since August 2015. Mr. Boennighausen served as our CFO from July 2012 through his appointment as permanent CEO in June 2017. He has held various roles at the Company, including Vice President of Finance and Executive Vice President of Finance, since joining the Company in 2004. He began his career with May Department Stores. He holds an MBA from the Stanford Graduate School of Business and received a BS degree in Finance and Marketing from Truman State University. Mr. Boennighausen brings to our Board of Directors leadership skills, financial experience and strategic guidance.
Jeffrey Jones has been a member of our Board of Directors since September 2013 and he has served as Non-Executive Chairman since September 2019. Prior to becoming Non-Executive Chairman, Mr. Jones served as our lead independent director. From 2003 to 2012, when he retired, Mr. Jones served as the Chief Financial Officer (“CFO”) for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the board of directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones served as President - Lodging, Retail and Real Estate. Mr. Jones is currently a member of the board of directors of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company, where he is the lead independent director and is the chair of the audit and finance committee and is a member of the compensation committee, Summit Hotel Properties, Inc. (NYSE:INN), where he is the non-executive board chairman, chair of the audit committee and a member of the compensation committee, and Invited (f/k/a ClubCorp), a privately held hospitality company. He is also a member of the US Bank Advisory Board. Prior to joining Vail Resorts, Mr. Jones held CFO positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst University (f/k/a Mercyhurst College) and is a member of the AICPA. Mr. Jones brings to our Board of Directors significant board leadership and public and private company experience including overall leadership and audit committee experience. Additionally, his board experience includes significant audit committee roles.

Drew Madsen has been a member of our Board of Directors since September 2017. From May 2015 to December 2016, when he resigned, Mr. Madsen served as President of Panera Bread Company, a national operator and franchisor of fast casual bakery cafés, where he helped guide the brand to industry leadership positions in clean food, digital ordering/payment and delivery. From October 2014 to March 2015, Mr. Madsen was President and Chief Operating Officer of the Norwegian Cruise Line division of Norwegian Cruise Line Holdings Ltd. From 2005 to 2013, he was President and Chief Operating Officer, and a member of the board of directors, of Darden Restaurants, Inc. Mr. Madsen began his career at General Mills with various positions in brand management including serving as Vice President of Marketing. He holds an MBA with Distinction from the University of Michigan and earned a bachelor’s degree, magna cum laude, from DePauw University, where he was a member of the Phi Beta Kappa Society. Mr. Madsen is currently a member of The Mayflower Continuing Community Care board of directors. Mr. Madsen brings to our Board significant experience in restaurant operations and brand management.
Elisa Schreiber has been a member of our Board of Directors since December 2019. Since December 2014, Ms. Schreiber has served as the marketing partner at Greylock Partners, an early-stage venture capital firm headquartered in Silicon Valley, where she supports the firm’s portfolio companies with strategic marketing and communications counsel as they scale from seed stage to publicly-traded. From 2010 to 2013, Ms. Schreiber led the global communications team at Hulu, a premium entertainment streaming service, during a period of hyper-growth for the company. Ms. Schreiber is on the advisory board for All Raise, a non-profit dedicated to accelerating the success of female funders and founders in technology by improving the success of women in the venture-backed tech ecosystem. Ms. Schreiber earned her MBA from the University of Southern California Marshall School of Business, as well as her BA in Communications & Media Studies and her BA in Visual Arts at the University of California, San Diego. Ms. Schreiber brings extensive business experience in marketing and communications, with particular emphasis on emerging technologies, to our Board.
Shawn Taylor has been a member of our Board of Directors since December 2020. From 2013 to 2019, when he sold his franchise operations, Mr. Taylor was President and Operating Partner of Zaxby’s Houston, LLC, a franchisee of the Zaxby’s restaurant chain. He was also elected to the Zaxby’s advisory committee during this period. In 2011, Mr. Taylor joined a group of business leaders who formed the Houston Baseball Partners, LLC, which led to the acquisition of the Houston Astros. He sold his interest in the Astros in 2017, remaining as a special advisor to the Chairman until the end of 2021. In 1996, he founded and served as general partner, president, and CEO of Family EATS L.P., the Taco Bell franchisee in Houston, Texas. During his tenure, he was elected to the national FRANMAC board and he owned, developed, and operated 33 Taco Bell locations, which he successfully sold in 2007. He is on the audit committee of Memorial Hermann Healthcare System in Houston, Texas, as well as the board of the Memorial Hermann Foundation and the Purdue University Board of Trustees. Mr. Taylor started his career as a senior staff auditor at Arthur Andersen & Co., LLP in Dallas, Texas. Mr. Taylor received his B.S. degree in accounting, with distinction, from Purdue University in 1982. Mr. Taylor brings to our board significant experience in leadership of restaurant development and operations, as well as experience with franchise systems.

The Board of Directors recommends a vote FOR the election of each of the Class I director nominees listed above.

Directors and Corporate Governance
Board Composition, Qualifications and Diversity
Our Board of Directors currently consists of seven members. The Company has focused on increasing diversity, including on the Board of Directors, and has made significant progress towards this goal. Two of the seven directors who currently hold Board seats are women, and we increased our racial diversity when Mr. Taylor joined the Board in December of 2020.
In accordance with the amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms. The authorized number of directors may be changed pursuant to the Company’s bylaws by resolution of the Board of Directors. Our directors are divided among the three classes as follows:
•Current Class I directors are Mary Egan and Robert Hartnett, whose terms will expire at the Annual Meeting.
•Current Class II directors are Jeffrey Jones, Drew Madsen and Shawn Taylor, whose terms will expire at the 2024 annual meeting of stockholders.
•Current Class III directors are Dave Boennighausen and Elisa Schreiber, whose terms will expire at the 2025 annual meeting of stockholders.
Directors for a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•    demonstrated business acumen and leadership, and high levels of accomplishment;
•ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;
•commitment to understand the Company and its business, industry and strategic objectives;
•integrity and adherence to high personal ethics and values, consistent with our Code of Business Conduct and Ethics;
•ability to read and understand financial statements and other financial information pertaining to the Company;
•commitment to enhancing stockholder value;
•willingness to act in the interest of all stockholders;
•for non-employee directors, independence under Nasdaq listing standards and other applicable rules and regulations; and
•diversity of backgrounds, skills, experiences, and characteristics, including with respect to gender, race and ethnicity that help us to reflect the diversity of the Company’s shareholders, team members, guests and the communities we serve.
In the context of the Board’s existing composition, other requirements, such as restaurant industry experience or experience in a particular business discipline, that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered. The Company values diversity on a company-wide basis and seeks to achieve diversity of occupational and professional backgrounds on the Board, including on the basis of gender, race and ethnicity. We assess the qualifications of our directors, including the effectiveness of our diversity efforts, as part of the Board’s annual self-evaluation process.

The Nominating and Corporate Governance Committee consults with other members of the Board of Directors and with the Company’s management in identifying and evaluating candidates for director who have the skills and characteristics that align with the Company’s priorities. As part of this process, the Committee considers the skills, experience and diversity of the current Board and assesses how potential candidates will complement and add to those attributes. See below the Company’s diversity matrix.

Board Diversity Matrix (As of March 31, 2023)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnic	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Board Independence
Under Nasdaq’s listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s Board of Directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence, as determined by the Board of Directors, and the Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees must meet additional, heightened independence criteria applicable to directors serving on these committees under applicable Nasdaq listing standards. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our Nominating and Corporate Governance Committee, that each of Messrs. Hartnett, Jones, Madsen and Taylor, Mses. Egan and Schreiber were “independent” under Nasdaq rules. In making the independence determinations, our Board of Directors assessed the current and prior relationships of each non-employee director and all other relevant facts and circumstances. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director’s relationships and/or the amounts involved, each director deemed to be independent had no relationships with our company or our management that, in the judgment of the Board, would impair the director’s independence.
Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chairman and CEO and believes that it is in the best interest of the Company and its stockholders for the Board to periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances.
The Board has determined that separating the roles of Chairman and CEO is the most effective leadership structure for the Company at this time. The Board believes that the separation of Chairman and CEO duties allows Mr. Jones, who serves as our Chairman, to better focus on active leadership of the Board, while allowing Mr. Boennighausen to better focus on day-to-day operations of the Company and corporate strategy. In addition, the Board believes that its leadership structure as described above provides an effective framework for addressing the risks facing our company, as discussed in greater detail below under “The Board’s Role in Risk Oversight.”

Among others, the Chairman’s duties and responsibilities include:
•presiding at meetings of the Board and stockholders;
•facilitating communication between the Board and the Company’s management;
•assisting the CEO in formulating long-term strategy;
•coordinating agendas and schedules for Board meetings, information flow to the Board and other matters pertinent to the Company and the Board;
•providing input on Board composition and design;
•presiding at executive sessions of the independent directors; and
•being available for consultation and communication with major stockholders as appropriate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times as may be requested by an independent director. These executive sessions are chaired by our Chairman. Our Chairman provides feedback to our CEO, as needed, promptly after each executive session.

Principles of Corporate Governance

Our Principles of Corporate Governance are available on our website at investor.noodles.com/corporate-governance.cfm.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers and team members, including our CEO and CFO and those officers and team members responsible for financial reporting. We have also adopted a Director Code of Business Conduct and Ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website at investor.noodles.com. We intend to disclose future amendments to our Codes of Business Conduct and Ethics, and any waivers of their provisions that we grant to our executive officers and directors, on our website within four business days following the date of the amendment or waiver.

Anti-Hedging Policy

The Company’s Insider Trading Policy provides that directors, officers and team members of the Company may not engage in the following with regard to equity securities of the Company held, directly or indirectly, by such persons or granted to such persons as part of his or her compensation: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of directors, officers and team members, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the director, officer or team member.

Anti-Pledging Policy

The Company’s Insider Trading Policy provides that our directors, officers and team members, as well as certain related parties, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.

Board Meetings

During 2022, the Board of Directors held five meetings. Additionally, management frequently communicated with the Board throughout the year on various topics. Each of our directors attended 100% of the aggregate of the total number of meetings of the Board of Directors held during the period in 2022 that such director served and the total number of meetings held by any of the committees of the Board of Directors on which such director served during such period.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management of both short-term and long-term risks, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s long-term and short-term business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. The Board also engages outside experts with respect to risk matters, including cybersecurity, compensation and personnel matters.

Management is responsible for assessing and managing risk, including through the Company’s Enterprise Risk Management (“ERM”) program which plays a critical role in how the Company manages risks, while the Board maintains the ultimate oversight responsibility for the risk management process. The Board believes that the ERM program supports its risk oversight function. The ERM program is designed to enable the identification of, and provide management visibility into, the critical enterprise risks facing the Company, as well as to facilitate the incorporation of risk considerations into Company strategy and decision making. Risks are identified and prioritized by the ERM Committee, which is comprised of members of Executive Management as well as key Company leaders below the executive level, and focuses on material economic, financial, information security and cybersecurity, food and safety related risks as well as labor and employment related risks. The ERM Committee provides periodic reports to the Audit Committee, as well as to the Board, which outline material risk assessments and mitigation strategies. The Audit Committee oversees the ERM program and reviews and discusses the Company’s major risk exposures and the steps management has taken to monitor and control such risks. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Audit Committee also receives regular reports on the Company’s cybersecurity compliance and risk management practices, including its compliance with the Payment Card Industry (PCI) Data Security Standard (DSS), its implementation of data security solutions and risk evaluation, and its insurance coverages. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its team members, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. The Compensation Committee also oversees human capital programs including those which promote employee development and retention, and which focus on workforce diversity and inclusion. The Nominating and Corporate Governance Committee is responsible for the oversight of risks associated with corporate governance and compliance and it also oversees sustainability (including climate-change) and human capital management and social impact related risks through oversight of our Environmental, Social and Governance (“ESG”) program. The Board, with the assistance of its committees, focuses on the most significant and material risks which the Company faces, and they help ensure that management develops and implements appropriate controls and risk mitigation strategies. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, including but not limited to our ESG program and related reports. Additional review and reporting on risks are conducted as needed or as requested by the Board and its committees.

Board Committees

Audit Committee

Our Audit Committee, which met seven times in 2022, is currently composed of Mary Egan, Robert Hartnett, Jeffrey Jones and Shawn Taylor, each of whom is a non-employee, independent member of our Board of Directors. Mr. Jones is the Chairman of the Audit Committee and our Audit Committee financial expert, as currently defined under SEC rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable Nasdaq rules. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under Nasdaq rules and SEC rules.

The Audit Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm, that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq and oversees our corporate accounting and financial reporting process. The Audit Committee also oversees our ERM program. The Audit Committee conducts its activities in a manner designed to emphasize the importance of an environment that supports integrity in the financial reporting process.

The Audit Committee’s responsibilities include, but are not limited to:

•appointing, compensating, retaining and overseeing our independent registered public accounting firm and evaluating its performance;
•approving in advance all audit and permissible non-audit services to be provided by the outside auditor, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor;
•at least annually, considering the independence of the outside auditor and, consistent with rules of the Public Company Accounting Oversight Board (“PCAOB”), obtaining and reviewing reports by the outside auditor describing any relationships between the outside auditor, and the Company or individuals in financial reporting oversight roles at the Company, that may reasonably be thought to bear on the outside auditor’s independence and discussing with the outside auditor the potential effects of any such relationships on independence;
•at least annually, obtaining and reviewing a report by the outside auditor describing, among other things, its internal quality-control procedures;
•meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company and the independent auditor’s reports related to the financial statements;
•receiving reports from the outside auditor and management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Audit Committee by the outside auditor or management;
•receiving reports from management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s disclosure controls and procedures;
•reviewing and discussing earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies;
•overseeing the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s Codes of Business Conduct and Ethics and the Company’s policies and procedures for monitoring compliance;
•reviewing and discussing the Company’s practices with respect to risk assessment and risk management;
•establishing and overseeing procedures for handling reports of potential misconduct; and
•establishing and periodically reviewing policies and procedures for the review, approval and ratification of related party transactions.

Compensation Committee

Our Compensation Committee, which met six times in 2022, is currently composed of Robert Hartnett, Jeffrey Jones, Drew Madsen and Elisa Schreiber, each of whom is a non-employee, independent member of our Board of Directors. Mr. Hartnett serves as Chairman of the Compensation Committee. The Compensation Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm, that satisfies the applicable standards of the SEC and Nasdaq. The Compensation Committee’s responsibilities include, but are not limited to:

•overseeing the Company’s overall compensation philosophy, policies and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for management and team members;
•reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and, upon submitting such goals and performance evaluation to the independent directors of the Board meeting in executive session for consideration, set the CEO’s compensation level based on this evaluation, and approve the grant of equity awards to the CEO;
•setting the compensation of other executive officers based upon the recommendation of the CEO and approve the terms and grant of equity awards for such other executive officers;
•administering and making recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval;
•approving the terms and grant of equity awards for executive officers;
•reviewing and approving the design of other benefit plans pertaining to executive officers;
•approving, and amending or modifying, the terms of other compensation and benefit plans as appropriate;
•reviewing and recommending to the Board any employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements;
•annually reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board as appropriate;
•overseeing the Company’s engagement efforts with shareholders on the subject of executive compensation;
•overseeing the assessment of risks related to the Company’s compensation policies and programs applicable to officers and team members, and review the results of this assessment;
•annually conducting an assessment of any potential conflicts of interest required to be disclosed and raised by the work of any compensation consultants; and
•overseeing the Company’s human capital programs, including with respect to employee development and retention and workforce diversity and inclusion.

Pursuant to the terms of its charter, the Compensation Committee may delegate its duties and responsibilities to one or more subcommittees, consisting of not less than two members of the Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No directors served on the Compensation Committee in 2022 other than Messrs. Hartnett, Jones and Madsen and Ms. Schreiber.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which met four times in 2022, is currently composed of Mary Egan, Drew Madsen, Elisa Schreiber and Shawn Taylor, each of whom is a non-employee, independent member of our Board of Directors. Ms. Egan serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and

Corporate Governance Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm, that satisfies the applicable standards of the SEC and Nasdaq. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•developing and recommending to the Board criteria for identifying and evaluating director candidates and periodically review these criteria;
•assessing the contributions and independence of incumbent directors in determining whether to recommend them for re-election;
•identifying, reviewing the qualifications of and recruiting candidates for election to the Board;
•establishing procedures for the consideration of Board candidates recommended for the Committee’s consideration by the Company’s stockholders;
•recommending to the Board the Company’s candidates for election or re-election to the Board at each annual stockholders’ meeting;
•recommending to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;
•developing and recommending to the Board a set of corporate governance principles, and annually reviewing those principles and recommending changes to the Board as appropriate;
•reviewing directorships at other organizations offered to directors and senior officers of the Company and referring any opportunities that may raise conflicts of interest or other governance concerns to the Board for further discussion, as appropriate;
•overseeing the succession planning process and facilitating discussions with the Board;
•overseeing the Company’s ESG program and strategies;
•making recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees; and
•recommending committee members and chairpersons to the Board for appointment.

Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below. Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Environmental, Social and Human Capital Highlights

People and Benefits

We believe the strength of our workforce is one of the most significant contributors to our success as a brand. This is largely attributed to our team members who strive every day to create an inclusive environment for our guests where they feel welcomed and cared for. Therefore, one of our strategic priorities is to develop people as a differentiator, including investing in the areas of focus discussed below.

We recognize the diversity of our guests, team members and communities, and believe in creating an inclusive and equitable environment that represents a broad spectrum of backgrounds and cultures. Working under these principles, our Human Resources department is tasked with managing employment-related matters, including recruiting and hiring, onboarding and training, compensation and benefit planning, performance management and talent development. Our management and cross-functional teams also work closely to evaluate human capital management issues such as team member retention, workplace safety, harassment and bullying, as well as to implement measures to mitigate these risks.

Our Board of Directors and Board committees provide oversight on certain human capital matters as part of their overall engagement in our ESG and Diversity Equity and Inclusion (“DEI”) practices. Our Compensation Committee, with input from members of management, has responsibility for administering and approving annually certain elements of compensation, including our incentive compensation plans and equity-based plans. Management provides input into the design of our incentive compensation programs to ensure that these programs support the Company’s business objectives and strategic priorities. The annual business plan initially established by management, and approved by our Board, is an important element of our Compensation Committee’s decision-making process for performance measures and goals.

We have demonstrated a history of investing in our workforce by offering competitive salaries and wages. To foster a stronger sense of ownership and align the interests of our team members with shareholders, restricted stock units are provided to eligible team members under our stock incentive programs which we recently expanded to include eligible members of our field and restaurant teams. Additionally, we provide incentive compensation through annual bonus plans for all eligible team members. Furthermore, we offer comprehensive, targeted and innovative benefits to all eligible team members. This includes comprehensive health, dental and vision insurance coverage, a 401(k) program, paid maternity and paternity leave, immigration assistance, and paid time off.

We continue to innovate and expand our already comprehensive team member benefits program. In 2022, we announced the expansion of our team member benefits program called LifeAtNoodles. The new benefits include financial planning services, a GM equity partner program, the introduction of Noodles Resource Groups, an immigration reimbursement program, and the expansion of our wellness reimbursement program.

•GM Equity Partner Program. Continuity of our General Managers (“GM”) is directly correlated to the positive financial performance of our restaurants. Our new GM Equity Partner Program is designed to reward and motivate our top performers. Twice a year top performing GMs (identified by performance against key financial metrics) are invited into the program and are granted RSUs with a three-year cliff vest. We firmly believe that investing in this key talent will not only drive retention of our leaders, but also will positively impact the financial performance of our operations.

•Noodles Resource Groups. At Noodles, we seek to live our core values every day by working towards creating an inclusive and welcoming environment for all. We are committed to creating a diverse and inclusive culture and have expanded on these efforts by establishing an Inclusion and Diversity Council comprised of our team members and members of our executive team. We made significant progress in this area in 2022. One of the most impactful programs we put in place in 2022 is Noodles’ versions of Employee Resource Groups, Noodles Resource Groups (“NRG’s”). We introduced two different NRGs in 2022 that are led by executive sponsors. One group, THRIVE, supports the BIPOC community and their allies. Our second group is PROUD, which supports the LGBTQIA+ community and their allies. These groups are designed to help elevate the voice of these underrepresented populations. These groups also support Noodles by bringing forward key ideas that can help advance the business and identify additional ways for Noodles to improve its community presence by getting involved in various community organizations and events.

•Immigration Reimbursement Program. Many of our team members come from different parts of the world. Remaining eligible to work in the United States can be timely and costly. We provide financial reimbursement every two years to support our team members as they navigate their immigration process.

•Noodles Balance Bucks Program. We offer numerous mental, financial and physical health benefits to our team. Our Balance Bucks Program allows eligible team members to be reimbursed for fitness and physical health-related purchases and expenses. In 2022, we expanded this program to support a broader range of eligible expenses, including purchases and expenses related to team members’ mental and financial well-being, along with physical fitness and health. We also expanded eligibility of this program in 2022 so that now all Assistant General Managers and above are now eligible for the program.

We are continually focused on how we can offer the best workplace in our industry, and we are proud of these benefits that honor our commitment to inclusion and diversity. We were named one of “America's Favorite Restaurants” by Newsweek, and one of the “Top 500 Franchises” by Franchise Times. Noodles has been recognized by Forbes as one of “America's Best Employers for Diversity” in 2021 and 2022 and one of “America's Best Employers for Women” in 2021. Additionally, QSR

recently named Noodles one of 2022's “Best Brands to Work For”, and the Denver Business Journal has called Noodles one of the “Best Places to Work” for its unique culture focused on Uncommon Goodness and built on the value of "Loving Life," which begins by nourishing and inspiring its communities and every team member and guest who walks through the door.

We have also earned the Women in the Lead Certification for our investment in women-empowering initiatives for our female team members and have proudly partnered with the Multicultural Foodservice & Hospitality Alliance to build cultural intelligence within our teams. Finally, we released our first Nourish & Inspire impact report in October of 2021 detailing the progress we have made across four important areas of our business: food, people, planet, and community and we continue to update our progress in these areas via our website.

As of January 3, 2023, we had approximately 8,100 employees, including approximately 600 salaried employees and approximately 7,500 hourly employees. None of our employees are unionized or covered by a collective bargaining agreement, and we consider our current employee relations to be good.

We also have strong female leadership across all areas of our Company including:
•50% of our executive team;
•52% of our operations team; and
•51% of our central support office.

Environment and Community

In October of 2021, we released our first Nourish & Inspire ESG impact report detailing the progress we have made across four important areas of our business: food, people, planet, and community. We continue to focus on innovation within our supply chain and our restaurants in order to reduce our impact and our footprint.

We support the communities we serve through fundraising nights in our restaurants, participation in community events and involvement in national fundraising efforts. For example:
•in 2022 we partnered with No Kid Hungry to provide meals to children in need;
•in 2022 we partnered with Out and Equal to raise funds to support the LGBTQIA+ communities; and
•we hosted fundraising events throughout 2022 in our restaurants to raise funds for our local communities, including fundraisers to support the victims of the Colorado Marshall Fire and to support the community and the victims of the Club Q shooting in Colorado Springs, Colorado.

Suppliers

Maintaining a high degree of quality in our restaurants depends in part on our ability to acquire fresh ingredients and other necessary supplies that meet our specifications from reliable suppliers. We carefully select suppliers based on quality and their understanding of our brand, and we seek to develop mutually beneficial long-term relationships with them. We work closely with our suppliers and use a mix of forward, fixed and formula pricing protocols. In some cases, we have made efforts to increase the number of suppliers for our ingredients, which we believe can help mitigate pricing volatility. We monitor industry news, trade issues, weather, crises and other world events that may affect supply prices.

PROPOSAL NO. 2—ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote, on an advisory basis, to approve the compensation of the named executive officers (“NEOs”) identified in this Proxy Statement.
Stockholders are urged to review the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” sections of this Proxy Statement for more information.
We are asking our stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”
This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. In addition, we expect to hold our next advisory vote to approve the compensation of our named executive officers at the 2024 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

PROPOSAL NO. 3—APPROVAL OF THE 2023 STOCK INCENTIVE PLAN

Background

We are asking you to approve the Noodles & Company 2023 Stock Incentive Plan. On March 24, 2023, the Board adopted, subject to approval by the Company’s stockholders, the 2023 Plan. The 2023 Plan is intended to replace the Amended and Restated 2010 Stock Incentive Plan (the “Prior Plan”). If stockholders approve the 2023 Plan, then no new awards may be granted under the Prior Plan. If the stockholders do not approve the 2023 Plan, then it will not be effective and no grants will be made under it. In such event, the Prior Plan will remain in effect through May 15, 2023 with respect to its remaining shares available for grant, and the Company will not have an available plan from which to grant equity awards after that date and therefore will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success.

The Company has been using the Prior Plan to attract, retain and motivate selected participants including employees, directors and consultants. The Prior Plan has served an important role in the success of our Company. The Board believes a compensation policy that includes a balanced mix of cash and equity is the most effective way to further align the interests of the participants with the interests of our stockholders.

The following summary of the 2023 Plan is qualified in its entirety by the text of the 2023 Plan. The 2023 Plan is annexed hereto as Exhibit A.

Key Features of the 2023 Plan

The 2023 Plan has a number of special terms and limitations that are supportive of sound corporate governance practices, including:

•Stock Options and Stock Appreciation Rights Granted at No Less than Fair Market Value. The exercise price for stock options and stock appreciation rights ("SARs") granted under the 2023 Plan must equal or exceed the underlying stock's fair market value as of the grant date, subject to a limited exception for awards that are assumed or substituted in corporate transactions;

•Prohibition on Repricing. The 2023 Plan expressly states that stock options and SARs may not be directly or indirectly "repriced" without stockholder approval;

•Prohibition on Liberal Recycling for Appreciation Awards. Shares tendered by a participant or withheld by the Company to satisfy the purchase price or any tax withholding obligation with respect to any option or SAR do not become available for issuance as future awards under the 2023 Plan;

•Prohibition on Paying Dividends or Dividend Equivalents on Unvested Awards. Dividends or dividend equivalents credited or payable in connection with an award under the 2023 Plan that is not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying award and will not be paid until the underlying award vests;

•Limit on Non-Employee Director Compensation. The 2023 Plan contains a limit on the aggregate dollar value of shares subject to awards granted under the plan, together with any cash compensation earned and paid or payable, during any calendar year to any one non-employee director;

•No Liberal Change in Control Definition. The 2023 Plan does not include a "liberal" change in control definition (i.e., mergers require actual consummation);

•No Change in Control/280G Tax Gross-Ups. The 2023 Plan does not provide for any excise tax gross-up payments or "parachute payments," and as a general business matter, the Company does not provide for such gross-ups in other arrangements;

•Clawback Policy. Awards granted under the 2023 Plan, as well as other incentive compensation, are subject to the Company’s comprehensive clawback policy, as further described below;

•Transfer Restrictions. The 2023 Plan contains robust transfer restrictions; and

•Fixed Term and Fixed Share Authorization. The 2023 Plan has a term of ten years and no evergreen feature (i.e., the amount of shares authorized is fixed and can only be increased with stockholder approval).

We Manage Our Equity Incentive Award Use Carefully, and Dilution Is Reasonable

We continue to believe that equity awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards. However, we recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees. The tables below show our responsible overhang and burn rate percentages.

Share Usage

The following table sets forth information regarding equity awards granted over each of the last three completed fiscal years:

	FY 2022	FY 2021	FY 2020
Restricted stock units (RSUs) granted	1,380,800	317,306	647,714
Performance Stock Units (PSUs) granted	297,280	154,620	238,513
PSUs earned	46,949	—	—
Total RSUs granted and PSUs earned	1,427,749	317,306	647,714
Weighted average basic common shares outstanding	45,913,787	45,483,029	44,272,474
Burn Rate (RSUs granted and PSUs earned)	3.11%	0.70%	1.46%

Overhang as of March 14th, 2023

The following table sets forth certain equity award information under the Prior Plan and reflects all outstanding awards as of March 14, 2023. As noted earlier, if stockholders approve the 2023 Plan, then no new awards may be granted under the Prior Plan after the date of such approval.

as of March 14, 2023
Stock options outstanding	687,342
Weighted-average exercise price of outstanding stock options	$12.40
Weighted-average remaining term of outstanding stock options (years)	3.77
Total full-value awards (restricted stock/units granted) outstanding under the Prior Plan (1)	3,423,810
Remaining shares available for grant under the Prior Plan (2)	150,602
Basic common shares outstanding as of the record date	46,341,533
__________________________________
(1)Reflects full value shares outstanding under the Prior Plan, assuming target performance for performance-based equity awards.

(2)Reflects shares remaining available under the Prior Plan. Any award granted under the Prior Plan after March 14, 2023 and prior to the effective date of the 2023 Plan will reduce the shares available under the 2023 Plan on a one-for-one basis. If the 2023 Plan is approved, no new awards will be granted under the Prior Plan following such approval.

The aggregate shares shown in the table above represent a fully-diluted overhang of approximately 7% based on our common shares outstanding as of the record date. If the 2023 Plan is approved, the additional 2,850,602 Shares available for issuance (comprised of 150,602 shares available for grant under the Prior Plan as of March 14, 2023 and 2,700,000 additional shares requested) would increase the overhang to approximately 12%. We calculate the fully diluted “overhang” as the total of (a) shares underlying outstanding awards plus shares available for issuance under future stock awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards, and shares available for issuance under future stock awards.

Shares Available

As of the effective date of the 2023 Plan, a total of 2,850,602 (comprised of 150,602 shares available for grant under the Prior Plan as of March 14, 2023 and 2,700,000 additional shares requested) shares of Class A Common Stock (the “Shares”) may be subject to awards granted under the 2023 Plan, less one (1) Share for every one (1) Share that was subject to an award granted under the Prior Plan after March 14, 2023 and prior to the effective date of the 2023 Plan, subject to adjustment as described below. If stockholders approve the 2023 Plan, then no new awards may be granted under the Prior Plan.

If (i) any Shares subject to an award under the 2023 Plan are forfeited, an award expires, is canceled, or an award is settled for cash or is unearned (in each case in whole or in part), or (ii) after March 14, 2023, any Shares subject to an award previously granted under the Prior Plan are forfeited, an award under the Prior Plan expires, is canceled, or an award under the Prior Plan is settled for cash or is unearned (in each case in whole or in part), then in each such case the Shares subject to such award or award under the Prior Plan shall, to the extent of such forfeiture, expiration, cancellation, cash settlement or unearned amount, be added (or added back, as applicable) to the Shares available for awards under the 2023 Plan. In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right (granted under the Plan or the Prior Plan) are satisfied by the tendering or other use of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered, otherwise used or withheld will be added to the Shares available for awards under the Plan. However, the following Shares shall not be added (or added back, as applicable) to the Shares authorized and available for awards under the Plan: (1) Shares tendered or otherwise used by the participant or withheld by the Company in payment of the exercise or purchase price of an option (granted under the Plan or the Prior Plan); (2) Shares tendered or otherwise used by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award of options or stock appreciation rights (granted under the Plan or the Prior Plan); (3) Shares subject to a stock appreciation right (granted under the Plan or the Prior Plan) that are not issued in connection with its stock settlement on exercise thereof; and (4) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options (granted under the Plan or the Prior Plan).

The available Shares and outstanding awards are subject to adjustment in the event of any recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares.

Forms of Awards

Awards under the 2023 Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights (or SARs), (iii) restricted stock, (iv) restricted stock units (or RSUs), and (v) incentive bonuses.

Eligibility

Any person who is a current or prospective officer or employee of the Company or of any subsidiary shall be eligible for the grant of awards under the 2023 Plan. In addition, nonemployee directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any subsidiary shall be eligible for the grant of awards under the 2023 Plan. The Compensation Committee of the Board (the “Committee”) may also grant substitute awards in connection with acquisitions and business combinations. We estimate that approximately 200 employees and 6 non-employee directors would be eligible to participate in the 2023 Plan as of the date of this proxy statement.

Administration

The Committee will oversee the administration of the 2023 Plan with the authority to interpret the 2023 Plan and make all determinations necessary or desirable for the administration of the 2023 Plan. The Committee will have the authority, without limitation, (i) to prescribe, amend and rescind rules and regulations relating to the 2023 Plan and to define terms not otherwise defined herein; (ii) to determine which persons are participants, to which of such participants, if any, awards shall be granted hereunder and the timing of any such awards; (iii) to grant awards to participants and determine the terms and conditions thereof, including the number of Shares subject to awards and the exercise or purchase price of such Shares and the circumstances under which awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a change in control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award; (v) to prescribe and amend the terms of the agreements or other documents evidencing awards made under the 2023 Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by participants under the 2023 Plan; (vi) to determine the extent to which adjustments are required in connection with specified corporate events; (vii) to interpret and construe the 2023 Plan, any rules and regulations under the 2023 Plan and the terms and conditions of any award granted thereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any award, (ix) to require or permit participant elections and/or consents under the 2023 Plan to be made by means of such electronic media as the Committee may prescribe, and (x) to make all other determinations deemed necessary or advisable for the administration of the 2023 Plan.

Non-Employee Director Grants

The 2023 Plan provides that the aggregate dollar value of equity-based and cash compensation granted to any non-employee director in any one calendar year (whether under the 2023 Plan or otherwise) may not exceed $700,000 (with the value of equity-based awards calculated based on the grant date fair market value).

Key Terms of Awards

Options. Options are rights to purchase our Shares at a price and during a period determined by the Committee. The exercise price of an option will not be less than the fair market value of our Shares on the date of the option grant (other than in the case of substitute awards). Options generally expire no later than 10 years after the date of grant except in the event of death (other than with respect to an incentive stock option granted to a participant who holds more than 10% of the voting power, in which case the maximum period is five years). A maximum of 2,850,602 Shares may be granted in the form of incentive stock options under the 2023 Plan.

Stock Appreciation Rights (SARs). An SAR entitles the participant to receive, upon exercise, an amount equal to the excess of (i) the fair market value of one Share on the date of exercise (or such amount less than such fair market value as the compensation committee will determine at any time during a specified period before the date of exercise) over (ii) the grant price of the SAR on the date of grant. The Committee may award SARs in tandem with options, in tandem with any award (other than an option) or without regard to any option or other award. The Committee will determine whether settlement of an SAR will be made in cash, in whole Shares or other property, or any combination thereof.

Restricted Stock/Restricted Stock Units (RSUs). Restricted stock is any Share issued with the restriction that the participant may not, for a specified time or times, sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose. An RSU is an award that is valued by reference to a Share, which value may be paid to the participant by delivery of Shares, cash or other property as determined by the Committee. Restrictions on restricted stock and RSUs may lapse separately or in combination at such times, in installments or otherwise, as the Committee deems appropriate.

Incentive Bonuses. An incentive bonus is an opportunity for a participant to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period set by the Committee. The terms of any incentive bonus will be set forth in an award agreement that will include provisions regarding (i) the target and maximum amount payable to the participant, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the incentive bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions as determined by the compensation committee. Payment of the amount due under an incentive bonus may be made in cash or in Shares, as determined by the Committee.

No Repricing

The 2023 Plan prohibits option and SAR repricings (except for permitted anti-dilution adjustments) unless stockholder approval is obtained. For purposes of the 2023 Plan, a “repricing” means: (a) lowering the exercise price of an option or SAR after it is granted, (b) cancelling an option or SAR when the exercise price exceeds the fair market value in exchange for cash, an option or SAR with a lower exercise price or another award (other than in connection with a change in control as defined in the 2023 Plan), or (c) taking any other action with respect to an option or SAR that would be treated as a repricing under generally accepted accounting principles.

Dividends and Dividend Equivalents

The Committee may determine in its sole discretion to grant cash, stock or other property dividends with respect to the number of Shares underlying an outstanding award under the 2023 Plan, other than an option or stock appreciation right. Any such amounts or other property distributed or credited as a dividend, a dividend equivalent right or otherwise, with respect to an award of restricted stock, restricted stock unit, or other award, will be subject to the same vesting conditions, restrictions and risks of forfeiture as the underlying award. No dividends or dividend equivalents will be paid or granted in respect of Shares subject to options or stock appreciation rights and no holder of an option or stock appreciation right shall be entitled to any dividends with respect to the Shares subject to options or stock appreciation rights unless and until such options or stock appreciation rights have vested and have been exercised in accordance with the terms of the 2023 Plan and the applicable award agreement and such Shares are reflected as issued and outstanding.

Termination of Employment or Other Service

The Committee generally will determine and set forth in each award agreement whether any awards will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a participant ceases to be employed by or to provide services to us, whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.

Change in Control

Unless otherwise expressly provided in the award agreement or another contract, including an employment agreement, the Committee may provide for the acceleration of the vesting and, if applicable, exercisability of any outstanding award, or portion thereof, or the lapsing of any conditions or restrictions on or the time for payment in respect of any outstanding award, or portion thereof upon a change in control or the termination of the participant's employment following a change in control. In addition, unless otherwise expressly provided in the award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control, the Committee may provide that any or all of the following shall occur in connection with a change in control: (a) the substitution for the common stock subject to any outstanding award, or portion thereof, stock or other securities of the surviving corporation or any successor corporation to us, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such award, or portion thereof, shall remain the same, (b) the conversion of any outstanding award, or portion thereof, into a right to receive cash or other property upon or following the completion of the change in control in an amount equal to the value of the consideration to be received by holders of our common stock in connection with such transaction for one share, less the per share purchase or exercise price of such award, if any, multiplied by the number of shares subject to such award, or a portion thereof, (c) the acceleration of the vesting (and, as applicable, the exercisability) of any and/or all outstanding awards and/or (d) the cancellation of any outstanding and unexercised awards upon or following the completion of the change in control.

Transferability of Awards

No award granted under the 2023 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and, during his or her lifetime, each option or stock appreciation right shall be exercisable only by the participant, however, to the extent permitted by the Committee, the person to whom an award is initially granted may transfer, for no consideration, an award to any “family member” of the person (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners, subject in each case to certain conditions.

Awards are Subject to Clawback

All awards granted under the 2023 Plan will be subject to recoupment in accordance with the Company’s clawback policy, as may be adopted and/or amended from time to time, and any future clawback policy that the Company is required to adopt (and/or amend) pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an award agreement as the Committee determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company. For more information on the Company’s robust clawback policy, please see the Compensation Discussion & Analysis section of this Proxy Statement.

Amendment and Termination of the 2023 Plan

The Board may amend, alter or discontinue the 2023 Plan and the Committee may amend or alter any agreement or other document evidencing an award made under the 2023 Plan, but such amendment shall, without the approval of the stockholders of the Company: (a) increase the maximum number of Shares for which awards may be granted under the 2023 Plan; (b) reduce the price at which options may be granted below the fair market value of the date of grant; (c) change the class of persons eligible to be participants; (d) decrease the exercise price for any outstanding option or stock appreciation right after the date the option or stock appreciation right is granted, cancel or accept the surrender of any outstanding option or stock appreciation right at a time when its exercise price exceeds the fair market value of the underlying Shares, in exchange for another award, cash or other property or the grant of a new option or stock appreciation right with a lower exercise price than the option or stock appreciation right being surrendered, or take any other action that is treated as a repricing under generally accepted accounting principles; or (e) otherwise amend the 2023 Plan in any manner requiring stockholder approval by law or under stock exchange listing requirements.

No amendment or alteration to the 2023 Plan or an award or award agreement shall be made which would materially impair the rights of the holder of an award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the 2023 Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Duration of 2023 Plan

The 2023 Plan will remain available for the grant of awards until the tenth anniversary of the 2023 annual meeting of stockholders.

U.S. Federal Income Tax Consequences of Awards

The following is a brief overview of the material U.S. income tax consequences applicable to awards granted under the 2023 Plan. It does not address state, local, foreign or other taxes or U.S. taxes other than income taxes.

There will be no U.S. federal income tax consequences to the participant or us upon the grant of an option under the 2023 Plan. Upon exercise of an option that is not an incentive stock option, a participant generally will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired Shares, less (ii) the exercise price of the option. We will generally be entitled to a tax deduction in the same amount.

Upon the exercise of an incentive stock option, a participant recognizes no immediate taxable income. Income recognition is deferred until the participant sells the Shares. If the option is exercised no later than three months after the termination of the participant’s employment, and the participant does not dispose of the Shares acquired pursuant to the exercise of the option within two years from the date the option was granted and within one year after the exercise of the option, the gain on the sale generally will be treated as long-term capital gain. We are not entitled to any tax deduction with respect to the grant or exercise of incentive stock options, except that if the Shares are not held for the full term of the holding period outlined above, the gain on the sale of such Shares, being the lesser of: (i) the fair market value of the Shares on the date of exercise minus the option price or (ii) the amount realized on disposition minus the exercise price, will be taxed to the participant as ordinary income and, we will generally be entitled to a deduction in the same amount. The excess of the fair market value of the Shares acquired upon exercise of an incentive stock option over the exercise price therefor constitutes a tax preference item for purposes of computing the “alternative minimum tax” under the Internal Revenue Code of 1986, as amended (the “Code”).

There will be no U.S. federal income tax consequences to either the participant or us upon the grant of an SAR. However, the participant generally will recognize ordinary income upon the exercise of an SAR in an amount equal to the aggregate amount of cash or the fair market value of the Shares received upon exercise. We will generally be entitled to a deduction equal to the amount includable in the participant’s income.

There generally will be no U.S. federal income tax consequences to either the participant or us upon the grant of restricted stock until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted stock. At that time, the participant generally will recognize taxable income equal to the then fair market value for the Shares. We will generally be entitled to a corresponding tax deduction.

There generally will be no U.S. federal income tax consequences to the participant or us upon the grant of performance awards or RSUs. Participants generally will recognize taxable income at the time when such awards are paid or settled in an amount equal to the aggregate amount of cash or the fair market value of Shares acquired. We will generally be entitled to a tax deduction equal to the amount includable in the participant’s income.

Upon the payment of an incentive bonus, participants generally will recognize taxable income equal to the amount of cash or the fair market value of Shares acquired. We will generally be entitled to a tax deduction equal to the amount includable in the participant’s income.

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million. For purposes of Section 162(m), the term “covered employee” includes any individual who serves as chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. It is expected that compensation deductions for any covered employee with respect to awards under the 2023 Plan will be subject to the $1 million annual deduction limitation. The Committee may grant awards under the 2023 Plan or otherwise that is or may become non-deductible when it believes doing so is in the best interests of us and our stockholders.

New Plan Benefits

As described above, the selection of participants who will receive awards under the 2023 Plan and the size and types of awards will be determined by the Committee in its discretion. Therefore, the amount of any future awards under the 2023 Plan is not yet determinable and it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees.

The Board of Directors recommends a vote FOR the approval of the 2023 Stock Incentive Plan.

PROPOSAL NO. 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, (“Ernst & Young”), to be the Company’s independent registered public accounting firm for the year ending January 2, 2024, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young has been engaged as our independent registered public accounting firm since 2009. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors submit the selection of Ernst & Young as the Company’s independent registered public accounting firm for 2023 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection but may nonetheless continue to retain Ernst & Young. Even if the selection Ernst & Young is ratified, the Audit Committee may select another auditor if it determines doing so to be in the best interests of the Company and shareholders. We expect representatives of Ernst & Young to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees
The following table sets forth the aggregate fees for professional services rendered by Ernst & Young for the audit of our financial statements for 2022 and 2021.

	2022	2021
Audit fees (1)	$810,000	$757,500
Audit-related fees (2)	4,500	4,500
Tax fees (3)	22,450	19,818
All other fees (4)	2,163	1,200
Total fees	$839,113	$783,018
_____________________
(1)Audit fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services rendered by Ernst & Young for the audit of our financial statements, audit of internal control over financial reporting, interim reviews, consents and other services related to SEC matters, and related out of pocket expenses, notwithstanding when the services were rendered.
(2)Audit-related fees include the aggregate fees billed for each of the last two fiscal years indicated for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit fees.
(3)Tax fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services and products provided by Ernst & Young for tax compliance, tax advice and tax planning.
(4)All other fees include the aggregate fees billed for each of the last two fiscal years indicated for products and services provided by Ernst & Young, other than the services reported as Audit fees, Audit-related fees or Tax fees.
The Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services that Ernst & Young provides. The policy balances the need for independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain services may also be pre-approved by the Chairman of the Audit Committee under the policy. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

The Board of Directors recommends a vote FOR the ratification of the appointment of ERNST & YOUNG LLP for the year ending January 2, 2024.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of January 3, 2023, about shares of common stock that may be issued under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,980,763	$12.36	2,064,368
Equity compensation plans not approved by security holders	—	—	—
Total	2,980,763	$12.36	2,064,368
______________________________
(1)Includes in column (a) 692,605 shares of Class A common stock issuable upon exercise of options outstanding under the Company’s Stock Incentive Plan and 2,288,158 gross number of shares of Class A common stock underlying outstanding restricted stock units (“RSUs”). The shares underlying the outstanding RSUs are not included in the calculation of the Weighted-Average Exercise Price in column (b). Includes in column (c) 1,582,097 shares of Class A common stock available for issuance upon exercise of future grants under the Company’s Stock Incentive Plan and 482,271 shares of Class A common stock available for future issuance under the Company’s Employee Stock Purchase Plan. Material features of the Company’s Stock Incentive Plan and Employee Stock Purchase Plan are set forth in Note 9, Stock-Based Compensation and Note 11, Employee Benefit Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of Class A and Class B of our common stock as of March 22, 2023 for:
•each stockholder known by us to be the beneficial owner of more than 5.0% of any class of our outstanding shares of common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership in the following table is based on 46,341,533 shares of common stock outstanding as of March 22, 2023 (all of which were Class A common stock), unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 22, 2023. Under the SEC rules, we did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021.

	Shares of Common Stock Beneficially Owned
	Shares	Percent
Name and Address of Beneficial Owner

Stockholders owning more than 5%
Entities affiliated with FMR LLC (1)	6,049,236	13.1%
Entities affiliated with Mill Road Capital (2)	5,743,505	12.4%
BlackRock, Inc. (3)	2,536,485	5.5%
Woodson Capital Master Fund, LP (4)	2,428,000	5.2%

Named Executive Officers and Directors
Dave Boennighausen (5)	468,982	*
Carl Lukach	13,808	*
Brad West (6)	128,127	*
Stacey Pool (7)	72,004	*
Melissa Heidman (8)	95,808	*
Mary Egan	42,385	*
Robert Hartnett	130,031	*
Jeffrey Jones (9)	119,444	*
Drew Madsen	42,385	*
Elisa Schreiber	30,593	*
Shawn Taylor	31,024	*

All Executive Officers and Directors as a Group (14) (10)	1,343,157	2.9%
    *        Indicates ownership of less than one percent.
__________________________

(1)Based upon information set forth on Schedule 13G/A filed by FMR LLC (“FMR”) with the SEC on February 9, 2023. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,049,236 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. FMR also disclosed having sole voting power over 6,048,752 shares of our common stock. Abigail P. Johnson and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 6,049,236 shares owned by the funds. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company LLC ("FMR Co. LLC"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. VIP Mid Cap Portfolio (“VIP”) further reported sole voting power over, and aggregate ownership of 3,054,960 shares of our common stock. The principal business address of the reporting persons is 245 Summer Street, Boston, MA 02210.
(2)Based on the information included in the most recently available Schedule 13D/A filed with the SEC on March 14, 2023 and a Form 4 filed with the SEC on December 23, 2022 reflects the securities beneficially owned, or that may be deemed to be beneficially owned by Mill Road Capital III, L.P. 9the Fund III, Mill Road Capital III GP LLC (the “GP III”), Mill Road Capital II, L.P. (the “Fund II”), Mill Road Capital II GP LLC (the “GP II”). Each of the Fund III and GP III, the sole general partner of Fund III, have sole voting and dispositive power over 1,021,971 shares. Each of the Fund II and GP II, the sole general partner of Fund II, have sole voting and dispositive power over 4,699,148 shares. Mr. Thomas E. Lynch is a management committee director of both GPII and GP III. Each of Mill Road and Mill Road GP disclosed having sole voting power and sole dispositive power over 22,386 shares of our Class A common stock, and Mr. Lynch disclosed having shared voting power and shared dispositive power over 5,721,119 shares of our Class A common stock. Mr. Lynch disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The principal business address of each such person is 382 Greenwich Avenue, Suite One, Greenwich, CT 06830.

(3)Based on the information as of December 31, 2022 included in the most recently available Schedule 13G/A filed with the SEC on February 1, 2023, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by BlackRock, Inc. (“BlackRock”). BlackRock disclosed having sole voting power over 2,518,593 shares and sole dispositive power 2,536,485 shares. The principal address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)Based on the information as of December 31, 2021 included in the most recently available Schedule 13G/A filed with the SEC on February 14, 2023 which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Woodson Capital Master Fund, LP (“Woodson Master”), Woodson Capital General Partner, LLC, the general partner of Woodson Master (“Fund General Partner”), Woodson Capital Management, LP, the investment manager of Woodson Master (“Investment Manager”), Woodson Capital GP, LLC, the general partner of the Investment Manager (“Investment Manager General Partner”) and James Woodson Davis, the sole managing member of the Investment Manager General Partner (“Woodson”). Woodson Master disclosed having shared voting power and shared dispositive power over and aggregate ownership of 2,270,180 shares of our Class A common stock. Each of the Fund General Partner, the Investment Manager, the Investment Manager General Partner, and Woodson disclosed having shared voting power and shared dispositive power over 2,428,000 shares of our Class A common stock. The shares reported for Woodson Master are owned directly by it. Each of the Fund General Partner, the Investment Manager, the Investment Manager General Partner and Woodson may be deemed to be a beneficial owner of all such shares owned by Woodson Master. Each of the Fund General Partner, the Investment Manager, the Investment Manager General Partner and Woodson disclaims any beneficial ownership of any such shares. The principal address of Woodson Master is Maples Corporate Services Limited, Ugland House Grand Cayman, KY1-1104 Cayman Island. The principal address of all other reporting persons is 101 Park Avenue, 48th Floor, New York, NY 10178.
(5)Includes options to purchase 234,449 shares of our Class A common stock which will be exercisable within 60 days of March 22, 2023.
(6)Includes options to purchase 44,247 shares of our Class A common stock which will be exercisable within 60 days of March 22, 2023.
(7)Includes options to purchase 12,626 shares of our Class A common stock which will be exercisable within 60 days of March 22, 2023.
(8)Includes options to purchase 45,684 shares of our Class A common stock which will be exercisable within 60 days of March 22, 2023.
(9)Includes options to purchase 14,117 shares of our Class A common stock which will be exercisable within 60 days of March 22, 2023.
(10)Includes options to purchase 446,380 shares of our Class A common stock which will be exercisable within 60 days of March 22, 2023.

EXECUTIVE OFFICERS
Executive Officer Composition and Diversity
The Company has focused on increasing diversity, including within its management team and has made significant progress towards this goal. With respect to our management team, four of our executives are women and one of our executives is a member of the LGBTQIA+ community.
Set forth below are our executive officers, including related biographical information.

Name	Age (1)	Position
Dave Boennighausen	45	Chief Executive Officer
Carl Lukach	42	Chief Financial Officer
Stacey Pool	46	Chief Marketing Officer
Brad West	65	Chief Operating Officer
Melissa Heidman	55	Executive Vice President, General Counsel and Secretary
Corey Kline	45	Executive Vice President, Technology
Kathy Lockhart	59	Chief Accounting Officer
Sue Petersen	58	Executive Vice President, Inclusion, Diversity and People
_____________
(1)As of March 22, 2023
Dave Boennighausen. Information regarding Dave Boennighausen is described above under “Continuing Directors.”
Carl Lukach has served as our Chief Financial Officer since November 2020. Prior to joining Noodles, Carl was the VP Finance at Equinox from September 2016 until November 2020. Equinox is the namesake brand within Equinox Group, a privately held high-growth collective of influential lifestyle and digital brands. In this role, he oversaw finance, treasury, tax, strategic planning and financial operations, in addition to investor management and capital fund raising. Prior to Equinox, he was Senior Director, Finance and Corporate Development for Abercrombie & Fitch (“A&F”) an American retailer focused on casual wear, from September 2014 until September 2016. At A&F, he led the expansion of the A&F and Hollister brands through outlet growth and new venture initiatives, including franchising, licensing, wholesale, and acquisitions. Prior to A&F, Carl was an investment banker at Credit Suisse from July 2003 until June 2005, and again from March 2006 until September 2014. During his time at Credit Suisse, his industry focus was in food and retail businesses, and he was responsible for advising clients in capital fund raising and M&A transactions. Between his positions at Credit Suisse, he was an Associate at Bear Stearns in the equity research department. He holds a bachelor’s degree in finance and psychology from Georgetown University.

Stacey Pool has served as our Chief Marketing Officer since December 2019. Prior to joining the Company, Stacey held a variety of leadership roles at Vail Resorts, Inc., a publicly held resort management company, including Sr. Vice President of Season Pass Marketing, from April 2019 through November 2019, Chief of Staff to the CEO, from June 2018 through April 2019, and Vice President of Digital Experience, from October 2014 through June 2018. During her time at Vail Resorts, Ms. Pool was responsible for leading and executing marketing campaigns for the Epic Pass brand and delivering the strategic vision for the Vail Resorts digital experience. Her specific responsibilities as Sr. VP of Marketing included the development of the season pass marketing plan, understanding and influencing guest behavior in order to drive repeat visitation, and ongoing analysis of the season pass business. Additionally, during her time there, she was hired as the Chief of Staff to the CEO where she managed executive communication and deliverables for the most strategic company initiatives. Before joining Vail Resorts, Ms. Pool was at Nike, Inc., where she defined the vision and strategy for the NIKEiD.com digital experience. Prior to Nike, she worked in consulting at Accenture, where she supported both Verizon Wireless and Qwest Communications. Stacey holds a Bachelor of Science in Business Administration from the University of Arizona.
Brad West has served as our Chief Operating Officer since March 2021. Prior to that time, he served as Executive Vice President of Operations from September 2017 to February 2021. Mr. West has an extensive background in leading and directing company and franchise operations, including training in the restaurant industry over the past 40 years. Prior to joining us, he served as Vice President, Operations of Smoothie King Franchises, Inc. from 2014 through August 2017, whose principal business was the sale of smoothies and retail merchandise including vitamins, minerals, protein powders and power bars. Prior to that role, he was Chief Operating Officer of ACG Pizza Partners LLC, and he had earlier spent 15 years at Einstein’s, most recently as Senior Vice President, Non-Traditional Business, where he was responsible for the operations, development and growth of over 250 Einstein Bros. Bagels license locations. Mr. West also held key operational roles at CEC Entertainment, Inc., Applebee’s International, Inc. franchise groups and S&A Restaurant Corporation.

Melissa Heidman has served as Executive Vice President, General Counsel and Secretary since June 2018. Prior to that time, she served as Associate General Counsel from August 2011 to September 2015, as Vice President and Associate General Counsel from September of 2015 until December 2017 and as Vice President, Acting General Counsel and Secretary from December of 2017 until June 2018. Prior to joining Noodles & Company, Ms. Heidman was Special Counsel in the law firm of Berg Hill Greenleaf & Ruscitti. She began her legal career serving as a Law Clerk for the District Court of Iowa, the Iowa Supreme Court and, later, as Law Clerk and Staff Attorney for the Superior Court of Guam. Ms. Heidman received a BA in Political Science from the University of Iowa and received a J.D. from Drake University Law School.

Corey Kline has served as Executive Vice President, Technology since March 2021. He joined Noodles in September of 2011 as Director of IT and assumed responsibility as Vice President of IT in July 2016, a position he held through February 2021. Prior to joining Noodles, Corey worked at Famous Dave’s from March 2007 through September 2011 where he was Enterprise Applications and Risk Manager. Prior to his time in the restaurant industry Corey worked as a technology audit professional at Jefferson Wells from October 2005 to March 2006 and as a telecom technology consultant at Accenture from April of 2001 to October 2005 and as a software engineer at IBM from June 2000 through April 2001. Corey earned a BA in Mathematics with a minor in Computer Science and emphasis in Secondary Education from Luther College.
Kathy Lockhart has served as our Chief Accounting Officer since August 2020. Prior to that time, she served as Vice President and Controller from August 2006 to July 2020. Prior to joining Noodles, Ms. Lockhart served as the Vice President and Controller of several public and private restaurant and retail companies, including Einstein’s, Boston Market, VICORP (parent company of Village Inn and Bakers Square restaurants) and Ultimate Electronics. She received a BA degree in Business Administration and Political Science from Western Colorado State University, and she is a CPA and CGMA.
Sue Petersen has served as Executive Vice President, Inclusion, Diversity and People since March 2021. Sue joined Noodles in February 2015 as Director of Field Talent. She was promoted to Vice President of Human Resources (“HR”) Talent in January 2016 and assumed responsibility as Vice President of Human Resources in January 2018 until her promotion in March 2021. Prior to joining Noodles, Sue worked at Walgreens from June 2009 through December 2014 where she was Regional Field HR Director for the western region providing HR leadership for 2,200 pharmacy retail locations. Prior to Walgreens, Sue worked at Quiznos from 2007 to 2009 as Director of HR. Additionally, earlier in her career, Sue worked for Rock Bottom Restaurants from 2005 to 2007 overseeing HR for the Old Chicago Brand and worked at Chipotle from 1998 to 2005 as an HR manager helping to grow the brand from 16 locations to over 500. Sue began her restaurant career working in operations with Ruby Tuesday. Sue received a BA in Business Management with an emphasis in HR and minor in business communications from the University of Northern Iowa.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (the “Committee”) has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of NEOs for 2022, who were:

Name	Title
Dave Boennighausen	Chief Executive Officer
Carl Lukach	Chief Financial Officer
Stacey Pool	Chief Marketing Officer
Brad West	Chief Operating Officer
Melissa Heidman	Executive Vice President, General Counsel and Secretary
Executive Summary
Performance Highlights
During 2022, total revenue increased 7.2% versus prior year to $509.5 million, including a 6.0% increase in comparable restaurants sales at company-owned restaurants and a 5.6% increase system-wide. Our comparable restaurant sales growth was supported by pricing action as well as significant growth in our Noodles Rewards program, which grew 12.5% from 2021 to 4.5 million members. The growth and engagement of our Rewards program additionally allowed us to maintain digital sales that accounted for over 50% of sales during 2022.
Additionally, the Company’s revenue growth was driven by 19 new restaurants system-wide, our largest number of openings since 2016. Our 2019 and 2020 new restaurant cohorts, which represent those restaurants that have entered our comparable restaurant sales base, continued to perform strongly, including 4th quarter average unit volumes above company average and restaurant level margins 200 bps above the balance of the Company.

Although our top-line grew in 2022, like many in the restaurant industry, our financial and operating performance was impacted by staffing challenges and significant pressure in our cost of food inflation. Staffing challenges were most acute during the first quarter of 2022, exacerbated by the impact of the Omicron COVID variant, which caused a significant amount of temporary restaurant closures and subsequent impact on financial performance. Staffing improved meaningfully throughout 2022, and the Company operated at full operating hours beginning during the second quarter of the year through the balance of the year. From an inflationary perspective, the Company was particularly impacted by unprecedented inflation in food costs associated with chicken, which manifested itself in Cost of Goods Sold for the full year 2022 that were 250 bps higher than full year 2021. Apart from Cost of Goods Sold, expense items improved 50 bps year over year from 2021 to 2022.

As staffing and inflationary pressures moderated throughout the year, financial metrics subsequently improved, and the Company continued to execute well against its strategic priorities, resulting in strengthening performance exiting the year in key performance metrics such as employee turnover, throughput, and guest net promoter score. During the fourth quarter of 2022, company comparable restaurant sales grew by more than 10% and restaurant level contribution margin(1) improved 280 bps versus prior year, resulting in Adjusted EBITDA(1) nearly doubling versus the fourth quarter of 2021. Additionally during the fourth quarter, the Company entered into fixed cost contracts for 2023 on its chicken purchases at levels meaningfully below 2022’s rate, allowing visibility into reduced cost of goods sold in 2023 compared to 2022.
__________________________
(1)Restaurant contribution margin and adjusted EBITDA are non-GAAP measures. Reconciliations of operating income (loss) to restaurant contribution margin and net income (loss) to adjusted EBITDA are included in the accompanying financial data. See “Appendix B.”
Executive Compensation Highlights
Our executive compensation program is designed around a “pay-for-performance” philosophy and includes the following elements: base salary, annual cash bonus opportunity, and equity-based long-term incentives (“LTIs”) awarded in the form of both restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) based on established financial metrics as well as relative total shareholder return (“TSR”), each described in more detail in this CD&A. The majority of each

NEO’s 2022 target total direct compensation (“TDC”) was comprised of variable elements, a significant portion of which are equity-based LTI compensation, as illustrated in the following charts:
The charts above are based upon the following: annualized base salary at 2022 year-end; 2022 target bonus; and the target grant-date fair value of 2022 annual LTI awards. The other NEOs above include Mr. Lukach, Ms. Pool, Mr. West and Ms. Heidman.

2022 NEO compensation included the following:
•Annual Bonus Achievements: Our 2022 annual bonus program was based on Adjusted EBITDA1 performance (weighted 50%), Company Same Store Sales achievement (“SSS”) (weighted 25%), and Individual Objectives (weighted 25%).
◦The Company’s achievement of its Adjusted EBITDA goals was 0% of target due to labor challenges and inflationary pressures, especially on some of our key costs which could not be entirely offset by our price increases and overall revenue improvement.
◦The Company’s achievement of its SSS2 goals was 32.5%. The Company achieved 6.0% SSS against a higher target.
◦For each NEO’s Individual Objective component, the Committee evaluated the individual’s achievements in supporting the Company’s growth strategy and results against goals approved for each individual for the 2022 fiscal year. These goals were particularly focused on advancing the Company’s brand differentiation and marketing effectiveness, operations and financial model, new restaurant development, and ESG initiatives. After conducting this review, the Committee awarded a range of 50% to 85% of target for each NEO’s Individual Objective component.

•Long-Term Equity Incentives:
◦In 2022, the Compensation Committee granted LTIs to the NEOs through a combination of PSUs and RSUs. Consistent with our pay for performance approach, the Compensation Committee maintained the weighting on PSUs at 60%, and the weighting on RSUs at 40% of target LTI. The number of PSUs earned is based on three equally-weighted performance metrics, each measured over a three-year period: aggregate Adjusted EBITDA, System-Wide Comparable Restaurant Sales Growth (“Comp Sales Growth”)3, and relative total shareholder return (“Relative TSR”).

◦2022 was the last year of the three-year performance period for the PSUs granted in 2020, which could be earned in an amount ranging from 0% to 200% of the target number of PSUs based on performance versus goals for Sales Growth (weighted 50%) and Adjusted EBITDA (weighted 50%). Based on actual performance versus the goals, payout for these PSUs was 82.5% of the target number of PSUs based on 0%
1 We define adjusted EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, closure costs and asset disposals and stock-based compensation.

2 We define SSS as year-over-year growth in sales for restaurants open at least 18 full periods.

of target achievement of the Adjusted EBITDA goals and 165% of target achievement of the Comp Sales Growth metric. See “2020-2022 PSUs” on page 39 for further detail.

For additional information on these non-GAAP measures, including reconciliations to the most directly comparable GAAP financial measures, see page 30 of our Annual Report on Form 10-K for the fiscal year ended January 3, 2023.
Compensation Governance Highlights
Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of strong corporate governance. Our commitment to strong corporate governance can be understood by reviewing the following list of what we do and do not do:

What We Do:		What We Do Not Do:

✔	A substantial portion of our executive pay is tied to performance.	x	We do not provide “single-trigger” cash severance upon a change in control.
✔
For all NEOs, 60% of our ongoing LTI compensation program is granted in the form of PSUs, which vest based on the achievement of pre-established, multi-year financial performance goals and three-year TSR Relative to a comparator group.
		x	We do not provide “single-trigger” vesting acceleration of outstanding equity awards upon a change in control.
		x	We do not provide golden parachute excise tax or other tax gross-ups.
✔	Our Compensation Committee retains a nationally recognized, independent compensation consultant who provides no other services to the Company.	x	We do not provide significant perquisites or maintain supplemental executive retirement plans.
		x	We prohibit our NEOs and directors from hedging and pledging Company stock.
✔	We require our NEOs and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.

✔	We have a robust compensation recovery (“clawback”) policy.
✔	We require our NEOs to enter into reasonable non-competition and non-solicitation covenants.
Stockholder Advisory (Non-Binding) Vote on Executive Compensation

At our 2022 annual meeting of stockholders, we held our third annual advisory vote on executive compensation (“say-on-pay”), for which 91% of the votes cast were to approve our NEO compensation. The Compensation Committee interprets the favorable 2022 vote as an endorsement of our compensation programs and practices, and no changes were made to our executive compensation programs as a result of the 2022 vote outcome. We routinely conduct shareholder outreach throughout the year through several forums and with the use of our investor presentations, including restaurant and consumer focused investor conferences led by Wall Street equity analysts, particularly those analysts who have coverage on our Company, non-deal equity roadshows with the support of our Wall Street equity analysts, and post-earnings discussions with individual or a consortium of our shareholders. During these outreach discussions, we focus on key areas of the business performance and other issues that are important to them, including executive compensation, governance issues as well as social and sustainability practices. We provide a summary of our shareholder feedback to our Board and its Committees regularly, and we strive to enhance our governance and sustainability practices as well as to provide more robust disclosures.

The Compensation Committee will continue to consider the outcome of the Company’s say‑on‑pay votes and direct feedback from stockholders when making future compensation decisions for the NEOs.

Objectives of our Compensation Program
The primary objectives of our compensation programs are to:
•Attract and retain highly skilled executives. Our compensation philosophy is to provide competitive target TDC opportunities based upon then-current market data for equivalent positions at similarly-situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.
•Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.
•Align the interests of management with those of our stockholders. A substantial portion of NEO compensation is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require our NEOs to acquire and maintain a meaningful ownership position in our stock.
•Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.
Compensation Decision-Making Process
Role of Compensation Committee and Management
The Compensation Committee, with input from certain members of management, has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans.
Management provides input into the design of incentive compensation programs to provide that these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual business plan initially established by management, but approved by our Board, is an important input into the Compensation Committee’s decision-making process. In addition, our CEO works with the Compensation Committee and its independent consultant to develop recommendations for pay levels for executives other than himself, based on competitive market data, past performance and future potential. As appropriate, certain members of the senior management team attend Compensation Committee meetings but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.
Role of Consultants
The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook consults on compensation levels and program design in support of our business strategy, and alerts the Compensation Committee to regulatory and governance developments related to executive compensation. A representative of FW Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee Chairman or Committee members outside of meetings. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.

Peer Group Benchmarking
The Compensation Committee selected the following companies as our peer group for purposes of conducting a competitive compensation analysis in February of 2022 that informed decisions on 2022 pay opportunities:

BBQ Holdings	Fiesta Restaurant Group, Inc.
BJ’s Restaurants, Inc.	ONE Group
Cheesecake Factory	Potbelly Corporation
Chuy’s Holdings, Inc.	Red Robin Gourmet Burgers, Inc.
Dave & Buster’s	Ruth’s Hospitality
Del Taco Restaurants, Inc.	Shake Shack Inc.
El Pollo Loco Holdings, Inc.
As of December 31, 2021 (when the competitive analysis was conducted to inform decisions on 2022 pay opportunities), the 25th, 50th, and 75th percentiles for various size metrics of the peer group, and the size metrics and related percentile of Noodles & Company, were as follows:

	Latest Four Quarters Net Revenue ($mil)	Most Recent Fiscal Year Total Team Members	Market Cap. At 12/31/2021 ($mil)
75th Percentile	$555	8,547	$805
50th Percentile	$437	7,429	$519
25th Percentile	$291	4,711	$286
Noodles & Company	$394	8,400	$414
%-ile Rank	39th %-ile	73rd %-ile	35th %-ile
The peer group data was used by the Compensation Committee to inform decisions for all NEO compensation and in making decisions regarding the form and amount of LTI compensation granted in 2022.
A competitive compensation analysis was conducted in late 2022 to inform pay decisions for fiscal 2023. At that time, the Committee approved minor changes to the compensation peer group, which included the removal of Cheesecake Factory and Del Taco and the addition of Krispy Kreme and Sweetgreen.

Compensation Components
The principal elements of target TDC for our NEOs are base salary, annual cash bonus opportunities, and equity-based LTI awards. Each of the components is discussed below.
Base Salary
Base salaries provide a minimum level of pay that reflects each NEO’s position and scope of responsibility, individual performance, and future potential, as demonstrated over time. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the market data or in executive responsibilities. Our CEO makes recommendations to the Compensation Committee with respect to changes to the base salary of our NEOs, other than himself. Our Compensation Committee determines and approves any changes to the base salaries of our CEO and our other NEOs. In early 2022, Mr. Boennighausen, Mr. Lukach, Ms. Pool, Mr. West and Ms. Heidman received increases in their annual salaries consistent with the Company’s merit increase allocation, and to better align with competitive salary rates for similarly-situated executives at peer restaurant companies.

Name	2021 Annual Salary	2022 Annual Salary	% Change
Dave Boennighausen	$618,000	$650,000	5.2%
Carl Lukach	$350,000	$385,000	10.0%
Stacey Pool	$335,000	$360,000	7.5%
Brad West	$335,000	$360,000	7.5%
Melissa Heidman	$316,000	$328,640	4.0%

Performance-Based Annual Cash Bonus
Our annual cash bonus program is designed to reward annual accomplishments against pre-established financial and strategic goals. For 2022, each NEO had a bonus opportunity, expressed as a percentage of current base salary. Earned bonuses could range from 0% to 200% of target bonus opportunity, as summarized in the table below:

For NEOs, the actual bonus is based on achievement of Company financial performance measured by adjusted EBITDA (50% weight), SSS Growth (25% weight), and achievement of Individual Objectives (25% weight) approved in advance by the Compensation Committee.

	Annual Bonus Opportunity
	as % of Base Salary			$
Name	Threshold	Target	Max	Threshold	Target	Max
Dave Boennighausen	25%	100%	200%	$162,500	$650,000	$1,300,000
Carl Lukach	15%	60%	120%	$57,750	$231,000	$462,000
Stacey Pool	15%	60%	120%	$5,400	$216,000	$432,000
Brad West	15%	60%	120%	$5,400	$216,000	$432,000
Melissa Heidman	12.5%	50%	100%	$41,800	$164,320	$332,864
The Compensation Committee selected Adjusted EBITDA and SSS Growth as the financial performance measures because they represent the clearest measures of our operational performance and they generally allow for over achievement to be self-funded. The threshold, target, and maximum Adjusted EBITDA and SSS Growth goals, along with our actual performance in 2022 are outlined in the following table:

Measure	Threshold	Target	Maximum	Actual	Unweighted % of Target Bonus Earned
Adjusted EBITDA ($mil) (weighted 30%)	$42.5	$50.0	$60	$33.1	—%
Same Store Sales Growth (weighted 25%)	5.2%	10.0%	16.3%	6.0%	32.5%

Each NEO had specific, pre-established Individual Objectives, weighted (25%). The Compensation Committee reviewed each NEO’s achievements against their objectives and awarded payout at a range of 50% to 85% of target for each NEO. Considerations in the determination of individual performance included:

Dave Boennighausen
•Delivered Company record Average Unit Volumes of $1.36 Million, 16.5% over 2019, including comparable restaurant sales growth of 6.0% in 2022.
•Achieved high return performance at new restaurants that have reached maturity, with the class of 2019 and 2020 continuing to perform as a group at the highest sales level of any class of new restaurants in the Company’s history.
•Developed a high performing culture to become an employer of choice, including being recognized by Forbes as the top restaurant chain for diversity in 2022, along with recognition by QSR Magazine as a Best Place to Work.

Carl Lukach
•Led the amendment process to our existing credit facility, which included an increase of total capacity to $125M from $100M, improved pricing, and increased capital flexibility.
•Ensured restaurants maintained a necessary supply of all critical ingredients during a challenged operating environment, while mitigating our cost of food, particularly chicken, in instances where fixed price contracts were unavailable. Negotiated fixed price contracts at the normalized price points during the fourth quarter.
•Led ESG efforts surrounding ensuring continued commitment to our clean ingredient statements as well as serving as executive sponsor of our Proud employee resource group for the LGBTQIA+ Community.

Stacey Pool
•Grew Noodles Rewards program by 13% and increased the frequency among low frequency guests by 17% vs. 2021.
•Successfully launched new brand platform, Uncommon Goodness, resulting in growth in aided brand awareness, improvements in NPS, and core brand attributes showing as a differentiator vs. competition

•Launched proprietary LEANguini noodle, with national results exceeding test market results and 31% increase in frequency of guests who have purchased the dish vs. non-purchasers.

Brad West
•Ensured return to full operating hours at all restaurants negatively impacted by temporary closures related to the Omicron COVID variant and staffing environment challenges, resulting in staffing levels at the end of 2022 being above pre-COVID levels.
•Opened largest number of new restaurants since 2016, with over 90% of new restaurants led by existing, experienced company General Managers.
•Delivered best Ecosure food safety scores since measurement began in 2016.

Melissa Heidman
•Ensured continued compliance with all national, state and local regulatory requirements.
•Improved third party scores related to ESG, with particular improvements due to increased disclosure of the Company’s ESG efforts, as well as serving as executive sponsor of our Thrive employee resource group for the BIPOC Community.
•Reduced length of time for lease execution in support of increased unit development.
The Compensation Committee awarded the NEOs the percentage of their respective target amounts and actual bonus amounts set forth in the table below. These amounts are also disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Name	Bonus Earned	Percent of Target
Dave Boennighausen	$134,063	21%
Carl Lukach	$62,082	27%
Stacey Pool	$63,450	29%
Brad West	$60,750	28%
Melissa Heidman	$48,322	29%
Ongoing Long-Term Equity Incentives-
The Committee’s approach to providing long-term incentives and rewarding achievement of financial goals includes granting a combination of PSUs and RSUs. In 2022, consistent with our pay for performance philosophy, the Committee maintained the weighting on PSUs at 60% and the weighting of RSUs at 40% of target LTI. The number of PSUs that may be earned is from 0 to 200% of the target number granted, based on three equally-weighted performance metrics, each measured over a three-year period: aggregate Adjusted EBITDA, Comp Sales Growth, and Relative TSR. For the 2022-2024 performance period, the Committee used this combination of performance metrics to balance top line growth with bottom line profitability, financial performance with stock market performance, and performance versus internal goals with performance relative to other restaurant companies. We reward achievement of adjusted EBITDA in our annual incentive program, and for the 2022-2024 performance period the Committee also wanted to ensure focus on sustained strong performance on this measure over multiple years by using it as a measure for the PSUs tied to Adjusted EBITDA and Comp Sales Growth (the “Financial PSUs”).

The target number of Financial PSUs, and the number of RSUs awarded is determined by dividing the intended grant value by the closing price per share of Noodles & Company common stock on the date of grant. The target number of Relative TSR PSUs is determined by dividing the intended grant value by the Monte Carlo value per target share on the grant date.

The PSUs tied to Adjusted EBITDA and Comp Sales Growth may be earned from 25% of target for achievement of threshold goals up to 200% of target for achievement of maximum goals, based on performance versus the metrics. If performance is below the threshold goal, no PSUs are earned for that component. Payout is linearly interpolated for performance between the applicable levels.

Adjusted EBITDA and Comp Sales Growth Performance Level	Payout (% of Target PSUs)
Maximum	200%
Target	100%
Threshold	25%
Below Threshold	0%

The Relative TSR PSUs may be earned from 50% of target for achievement of threshold performance to 200% of target for achievement of maximum performance, according to the following percentile ranks:

Performance Level	Relative TSR Percentile Rank	Payout (% of Target PSUs)
Maximum	>=85th percentile	200%
Target	55th percentile	100%
Threshold	25th percentile	50%
Below Threshold	<25th percentile	0%
Payout is linearly interpolated for performance between levels. If performance is below the 25th percentile threshold, no PSUs are earned for the Relative TSR component. Payouts are capped at 100% of target if Noodles & Company’s absolute TSR over the three-year performance period is negative. In addition, the maximum value that may be earned per target share under the Relative TSR component is eight times the target value. Earned shares, if any, are subject to an additional one-year post-vesting holding requirement.

For the Relative TSR PSUs granted in 2022, three-year TSR for Noodles & Company will be measured relative to the following 30-company comparator group, which represents the Russell 3000 Restaurants Sub-Industry (GICS code 25301040), excluding Aramark and Yum China:

Biglari Holdings Inc. (NYSE:BH.A)	Jack in the Box Inc. (NasdaqGS:JACK)
BJ's Restaurants, Inc. (NasdaqGS:BJRI)	Krispy Kreme, Inc. (NasdaqGS:DNUT)
Bloomin' Brands, Inc. (NasdaqGS:BLMN)	Kura Sushi USA, Inc. (NasdaqGM:KRUS)
Brinker International, Inc. (NYSE:EAT)	McDonald's Corporation (NYSE:MCD)
Carrols Restaurant Group, Inc. (NasdaqGS:TAST)	Nathan's Famous, Inc. (NasdaqGS:NATH)
Chipotle Mexican Grill, Inc. (NYSE:CMG)	Papa John's International, Inc. (NasdaqGS:PZZA)
Chuy's Holdings, Inc. (NasdaqGS:CHUY)	Portillo's Inc. (NasdaqGS:PTLO)
Cracker Barrel Old Country Store (NasdaqGS:CBRL)	Red Robin Gourmet Burgers, Inc. (NasdaqGS:RRGB)
Darden Restaurants, Inc. (NYSE:DRI)	Ruth's Hospitality Group, Inc. (NasdaqGS:RUTH)
Dave & Buster's Entertainment, Inc. (NasdaqGS:PLAY)	Shake Shack Inc. (NYSE:SHAK)
Denny's Corporation (NasdaqCM:DENN)	Starbucks Corporation (NasdaqGS:SBUX)
Dine Brands Global, Inc. (NYSE:DIN)	Texas Roadhouse, Inc. (NasdaqGS:TXRH)
Domino's Pizza, Inc. (NYSE:DPZ)	The Cheesecake Factory (NasdaqGS:CAKE)
El Pollo Loco Holdings, Inc. (NasdaqGS:LOCO)	The ONE Group Hospitality, Inc. (NasdaqCM:STKS)
Fiesta Restaurant Group, Inc. (NasdaqGS:FRGI)	The Wendy's Company (NasdaqGS:WEN)
First Watch Restaurant Group, Inc. (NasdaqGS:FWRG)	Wingstop Inc. (NasdaqGS:WING)
Yum! Brands, Inc. (NYSE:YUM)

2020-2022 Financial PSUs

2022 was the last year of the three-year performance period for the PSUs granted in 2020, which were eligible to be earned based on three-year System-Wide Comparable Restaurant Sales Growth (weighted 50%) and three-year cumulative Adjusted EBITDA (weighted 50%). The actual payout was 82.5% of the target number of shares based on the following achievement versus target goals:

Measure	Target	Actual	Payout (% of Target PSUs)
System-Wide Comparable Restaurant Sales Growth (CAGR) (weighted 50%)	3%	4.3%	165.0%
3-year Cumulative Adjusted EBITDA ($mil.) (weighted 50%)	$152.8	$82.7	0%

Employment Agreements

In 2020, the Compensation Committee approved employment agreements for the Company’s NEO’s in order to standardize the Company’s approach to severance payments in the event of NEO separations, as well as to provide updated non-compete agreements for the NEOs. For additional information on our employment agreements, see “Employment and Severance Agreements” on page 45.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time team members. We maintain a tax-qualified retirement plan that provides eligible U.S. team members with an opportunity to save for retirement on a tax-advantaged basis. Eligible team members are able to defer eligible compensation subject to applicable annual Internal Revenue Code limits. Employer contributions were made to the 401(k) plan in 2022. The Company matches 25% for every 1% contributed up to 4%. We also provide our executive officers with perquisites and other benefits we believe are reasonable and consistent with our compensation objectives. These benefits include a car allowance, a technology allowance, relocation benefits in the case of executive officers relocating to the Denver, Colorado metropolitan area, certain life and disability insurance, and health and wellness benefits. Executive officers and certain other highly compensated team members are also eligible to participate in a deferred compensation program, which permits them to defer payment of salary and bonus to future years, but which does not include a company contribution.
Compensation Policies and Other Considerations
Stock Ownership Requirements
Our Board has adopted stock ownership requirements that restrict sales of our stock by our NEOs and our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold. Currently, the threshold for our non-employee directors is five times their annual cash retainer. The ownership requirement was recently increased by the Compensation Committee and currently is five times the base salary for our CEO and the ownership requirement for all other NEOs is two times base salary.

For purposes of these requirements, an officer’s holdings include vested shares held directly by the officer or his/her immediate family members, including vested RSUs and PSUs. Unvested RSUs and PSUs and unexercised stock options do not count as ownership toward the requirement. Until the required ownership level is achieved, the NEOs and non-employee directors must retain 50% of all shares received on vesting or earn-out of RSUs and PSUs, net of shares withheld or sold to satisfy tax obligations, and 50% of shares received on exercise of stock options, net of shares tendered or withheld for payment of the exercise price and net of shares withheld or sold to satisfy tax obligations. The ownership requirements do not restrict the disposition of holdings from equity grants made in 2018 or prior years, before the stock ownership requirements were adopted.

These requirements, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

The Company’s Insider Trading Policy provides that directors, officers (including NEOs) and team members of the Company may not engage in the following with regard to equity securities of the Company held, directly or indirectly, by such persons or granted to such persons as part of his or her compensation(a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of NEOs, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the NEO.

Anti-Pledging Policy

The Company’s Insider Trading Policy provides that our directors, NEOs and team members, as well as certain related parties, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.

Clawback Policy

Pursuant to our clawback policy, if we are required to file an accounting restatement due to material noncompliance with any financial reporting requirement or “Covered Incentive Compensation” was awarded based on performance achievement calculated in a materially inaccurate manner, the Company may recoup a proportional amount of the “Covered Incentive Compensation” paid or credited to a person covered by the policy. Covered Incentive Compensation is defined as any short-term or long- term cash or time- or performance-based equity-based incentive award paid, granted, earned, or vested for a performance year or a performance period (or specified time period). Executive officers are covered by this policy. The Company’s current clawback policy will be updated to comply with the requirements of the Dodd-Frank Act, final SEC rules, and applicable stock exchange listing standards.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a publicly held corporation’s tax deduction for compensation paid to its CEO and certain of its other executive officers in excess of $1 million in any year. While Section 162(m) will limit the deductibility of compensation paid to the NEOs, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account. Accordingly, the Compensation Committee retains the ability to pay compensation that exceeds the deduction limitation under Section 162(m).

Compensation Risk Assessment

Our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our team members’ compensation. In November 2022, the Compensation Committee reviewed a compensation risk assessment conducted by its independent compensation consultant, FW Cook. Based on its consideration of this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•Balance between fixed and variable, short-term and long-term, and cash and equity in the TDC mix.
•Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance.
•Payouts under our incentive plans are subject to caps.
•All of our equity grants vest over a multi-year period, which encourages grantees to take a long-term view.
•We maintain policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback, and anti-hedging/anti-pledging policies.
•Independent Compensation Committee oversight and discretion.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
Robert Hartnett, Chairman
Jeffrey Jones
Drew Madsen
Elisa Schreiber

EXECUTIVE COMPENSATION
2022 Summary Compensation Table
The following table summarizes the compensation for 2022, 2021 and 2020 awarded to, earned by or paid to our principal executive officer, our principal financial officer, and the next three most highly-compensated executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-equity Incentive Plan Compensation	All Other Compensation (3)	Total
Dave Boennighausen	2022	$641,385	$—	$1,199,986	$134,063	$18,131	$1,993,565
CEO	2021	614,539	—	1,199,967	576,285	17,952	2,408,743
	2020	565,385	—	1,200,000	240,000	5,080	2,010,465
Carl Lukach	2022	375,577	—	399,987	62,082	15,389	853,035
CFO	2021	350,000	—	399,961	195,825	107,069	1,052,855
	2020	16,154	50,000	99,995	—	—	166,149
Stacey Pool	2022	353,269	—	399,987	63,450	16,955	833,661
Chief Marketing Officer	2021	333,077	—	399,961	187,433	16,955	937,426
	2020	296,250	100,000	399,992	78,000	4,756	878,998
Brad West	2022	353,269	—	399,987	60,750	20,978	834,984
Executive Vice President, Operations	2021	329,423	—	399,961	187,433	18,818	935,635
	2020	287,193	—	349,992	61,200	8,790	707,175
Melissa Heidman	2022	325,237	—	349,994	48,322	18,388	741,941
Executive Vice President, General Counsel & Secretary	2021	314,077	—	349,966	147,335	15,910	827,288
	2020	287,193	—	349,992	61,200	8,590	706,975
______________________________
(1)The Company paid Ms. Pool and Mr. Lukach a one-time sign-on bonus when each began employment in 2020.
(2)Amounts under “Stock Awards” represent the aggregate grant date fair value of PSUs and RSUs granted in 2022, 2021 and 2020, calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The grant-date fair value of PSUs tied to financial performance and RSUs is the closing price of the Company's common stock on the grant date times the number of shares granted (target number of shares in the case of PSUs). The grant-date fair value of the Relative TSR PSUs is the Monte Carlo value per target share on the grant date times the number of target shares granted. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock as well as the number of PSUs earned. The PSUs granted in 2022, 2021 and 2020 will only vest upon the achievement of certain performance conditions including the Company’s three-year average growth in comparable restaurant sales, three-year cumulative adjusted EBITDA, and three-year relative TSR. The maximum value of PSUs granted in 2022 is $2,399,972 for Mr. Boennighausen, $799,974 for Mr. Lukach, Mr. West, and Ms. Pool, and $699,988 for Ms. Heidman. A further description of the methodologies and assumptions we use to value PSUs and RSUs is described in Note 9, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2023.
(3)Amounts shown in this column are detailed in the table below for 2022:

Name	Car Allowance	401K Employer Match	Subsidized Life Insurance	Health & Wellness Benefits	Technology Allowance	Total All Other Compensation
Dave Boennighausen	$10,800	$3,250	$2,256	$625	$1,200	$18,131
Carl Lukach	9,000	2,025	2,539	625	1,200	15,389
Stacey Pool	9,000	3,060	3,070	625	1,200	16,955
Brad West	9,000	3,063	7,715	—	1,200	20,978
Melissa Heidman	9,000	3,087	4,506	595	1,200	18,388

Grants of Plan-Based Awards Table
The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended January 3, 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Award Description	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dave Boennighausen	n/a	Bonus	$162,500	$650,000	$1,300,000
	3/14/2022	RSUs							77,795	$479,995
	3/14/2022	Financial PSUs				19,449	77,795	155,590		$479,995
	3/14/2022	Relative TSR PSUs				18,182	36,363	72,726		$239,996
Carl Lukach	n/a	Bonus	$57,750	$231,000	$462,000
	3/14/2022	RSUs							25,931	$159,994
	3/14/2022	Financial PSUs				6,483	25,931	51,862		$159,994
	3/14/2022	Relative TSR PSUs				6,061	12,121	24,242		$79,999
Stacey Pool	n/a	Bonus	$54,000	$216,000	$432,000
	3/14/2022	RSUs							25,931	$159,994
	3/14/2022	Financial PSUs				6,483	25,931	51,862		$159,994
	3/14/2022	Relative TSR PSUs				6,061	12,121	24,242		$79,999
Brad West	n/a	Bonus	$54,000	$216,000	$432,000
	3/14/2022	RSUs							25,931	$159,994
	3/14/2022	Financial PSUs				6,483	25,931	51,862		$159,994
	3/14/2022	Relative TSR PSUs				6,061	12,121	24,242		$79,999
Melissa Heidman	n/a	Bonus	$41,080	$164,320	$328,640
	3/14/2022	RSUs							22,690	$139,997
	3/14/2022	Financial PSUs				5,673	22,690	45,380		$139,997
	3/14/2022	Relative TSR PSUs				5,303	10,606	21,212		$70,000
______________________________
(1)These amounts reflect the threshold, target and maximum amount of annual cash bonus that each of our NEOs could be paid. Our annual cash bonus program is designed to reward annual accomplishments against pre-established corporate and individual financial and strategic goals.
(2)These amounts reflect the threshold, target and maximum number of shares issuable under Financial PSUs and Relative TSR PSUs. The related performance measures required for vesting are described above in the section titled “Compensation Discussion and Analysis–Ongoing Long-Term Equity Incentives” and in footnote (3) to the 2022 Summary Compensation Table.

Outstanding Equity Awards at Fiscal-Year End Table
The following table sets forth information concerning stock options that are vested and exercisable, and stock options and restricted stock units that have not vested, for each of our NEOs outstanding as of January 3, 2023.

		Option Awards					Stock Awards			Equity Incentive Plan Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not vested ($)	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($)
Dave Boennighausen	5/13/2014	20,000	—		$31.53	05/13/2024
	5/6/2015	35,000	—		$16.70	05/06/2025
	11/16/2015	19,092	—		$10.64	11/16/2025
	9/21/2017	100,000	—		$4.20	09/21/2027
	6/29/2018	25,233	—		$12.30	06/29/2028
	6/28/2019	35,124	11,708	(1)	$7.88	06/28/2029	6,345	(1)	$117,129
	3/14/2020						53,003	(2)	$293,107	106,007	(3)	$586,219
	3/14/2021						30,100	(4)	$166,453	59,378	(5)	$328,360
	3/14/2022						77,795	(6)	$430,206	114,158	(7)	$631,294
Carl Lukach	11/30/2020						6,289	(8)	$34,778
	3/14/2021						10,033	(4)	$55,482	19,791	(5)	$109,444
	3/14/2022						25,931	(6)	$143,398	38,052	(7)	$210,428
Stacey Pool	12/30/2019	12,626	4,208	(9)	$5.44	12/30/2029	2,298	(9)	$12,708
	3/14/2020						17,667	(2)	$97,699	35,335	(3)	$195,403
	3/14/2021						10,033	(4)	$55,482	19,791	(5)	$109,444
	3/14/2022						25,931	(6)	$143,398	38,052	(7)	$210,428
Brad West	1/16/2018	20,000	—		$5.80	01/16/2028
	6/29/2018	9,612	—		$12.30	06/29/2028
	6/28/2019	14,635	4,878	(1)	$7.88	06/28/2029	2,644	(1)	$14,621
	3/14/2020						15,459	(2)	$85,488	30,918	(3)	$170,977
	3/14/2021						10,033	(4)	$55,482	19,791	(5)	$109,444
	3/14/2022						25,931	(6)	$143,398	38,052	(7)	$210,428
Melissa Heidman	5/13/2014	2,375	—		$31.53	05/13/2024
	3/4/2015	2,857	—		$18.43	03/04/2025
	5/6/2015	4,890	—		$16.70	05/06/2025
	8/14/2015	2,000	—		$12.76	08/14/2025
	11/16/2015	7,392	—		$10.64	11/16/2025
	6/29/2018	11,535			$12.30	06/29/2028
	6/28/2019	14,635	4,878	(1)	$7.88	06/28/2029	2,644	(1)	$14,621
	3/14/2020						15,459	(2)	$85,488	30,918	(3)	$170,977
	3/14/2021						8,779	(4)	$48,548	17,317	(5)	$95,763
	3/14/2022						22,690	(6)	$125,476	33,296	(7)	$184,127
______________________________
(1)Represents options and RSUs which are scheduled to vest on June 28, 2023.
(2)Represents RSUs scheduled to vest in two equal installments on March 14, 2023, and 2024.
(3)Represents Financial PSUs that vest upon achievement of certain performance conditions, assuming achievement at the target performance achievement level.
(4)Represents RSUs scheduled to vest in three equal installments on March 14, 2023, 2024 and 2025.
(5)Represents Financial PSUs and Relative TSR PSUs that vest upon achievement of certain performance conditions, assuming achievement at the target performance achievement level.
(6)Represents RSUs scheduled to vest in four equal installments on March 14, 2023, 2024, 2025 and 2026.
(7)Represents Financial PSUs and Relative TSR PSUs that vest upon achievement of certain performance conditions, assuming achievement at the target performance achievement level.
(8)Represents RSUs scheduled to vest in two equal installments on November 30, 2023 and 2024.
(9)The options and RSUs scheduled to vest on December 30, 2023.

Option Exercises and Stock Vested Table
The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended January 3, 2023:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Dave Boennighausen	67,823	$371,989
Carl Lukach	6,488	$37,956
Stacey Pool	24,516	$145,378
Brad West	23,981	$128,792
Melissa Heidman	24,647	$131,253
______________________________
(1)Based on the closing stock price of our common stock on the applicable date of vesting.
Non-qualified Deferred Compensation
On May 16, 2013, the Company adopted The Executive Non-Qualified “Excess” Plan (the “Excess Plan”). The Excess Plan provides supplementary benefits to the eligible participants whose benefits under the Company’s 401(k) Plan are limited because of the restriction on annual contributions that may be made to a qualified defined contribution plan and/or the limitation on compensation that may be taken into account in calculating contributions to such a plan. Our NEOs did not earn any non-qualified deferred compensation benefits from us during 2022 or 2021 under the Excess Plan or otherwise.

The following table provides information for participating NEOs in the Excess Plan for the year ended January 3, 2023:

	2022
Name	Beginning Balance	Individual Contributions(1)	Company Contributions	Aggregate Earnings	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2022(2)
Brad West	$64,825	$23,224	$—	$(12,686)	$—	$75,363
Melissa Heidman	$—	$12,394	$—	$(857)	$—	$11,537
_______________________
(1)    These contributions were made pursuant to the Excess Plan. These amounts are included in the “Salary” column of the Summary Compensation Table.
(2)    $80,199 of this balance was included in the Summary Compensation Table for the applicable NEO. .
Potential Payments Upon Termination or Change in Control
Employment and Severance Agreements
On October 27, 2020, we entered into an employment agreement with Mr. Boennighausen (the “Boennighausen Agreement”), which supersedes a prior employment agreement with Mr. Boennighausen dated September 21, 2017. Pursuant to the Boennighausen Agreement, Mr. Boennighausen is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that will be established by our Board of Directors or Compensation Committee. Mr. Boennighausen is eligible to receive equity grants during the term of the Boennighausen Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If Mr. Boennighausen’s employment is terminated by the Company without cause, or he voluntarily terminates his employment for “good reason” (as each such term is defined in Mr. Boennighausen’s employment agreement), Mr. Boennighausen will be entitled to receive (i) 18 months of base salary following the date of termination, paid in regular payroll installments over such 18-month period, except that if the termination occurs during a period beginning 60 days before, and ending 12 months after, a change in control (“CIC Protection Period”), he will be entitled to receive 24 months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection

Period, he will be entitled to receive a pro rata portion of his target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for Mr. Boennighausen’s elected coverage as of the date of termination for a period of 18 months, payable in a lump sum. Mr. Boennighausen’s entitlement to the severance payments and benefits described above is subject to his execution of a release of claims in favor of the Company and compliance with certain covenants. The Boennighausen Agreement prohibits Mr. Boennighausen from competing with us during the course of his employment and for six months following termination of employment.

In October 2020, we also entered into employment agreements (the “Executive Agreements”) with four other executive officers, Carl Lukach, Stacey Pool, Melissa Heidman and Brad West (the “Covered Executives”). Pursuant to each of the Executive Agreements, the Covered Executive is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that will be established by our Board of Directors or Compensation Committee. Each Covered Executive is eligible to receive equity grants during the term of the Executive Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If the Covered Executive’s employment is terminated by the Company without cause, or he or she voluntarily terminates employment for “good reason” (as each such term is defined in the Executive Agreements), the Covered Executive will be entitled to receive (i) 12 months of base salary following the date of termination, paid in regular payroll installments over such 12-month period, except that if the termination occurs during a CIC Protection Period, the Covered Executive will be entitled to receive 12 months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his or her annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, the Covered Executive will be entitled to receive a pro rata portion of his or her target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for the Covered Executive’s elected coverage as of the date of termination for a period of 12 months, payable in a lump sum. Each Covered Executive’s entitlement to the severance payments and benefits described above is subject to his or her execution of a release of claims in favor of the Company and compliance with certain covenants. The Executive Agreements prohibit each Covered Executive from competing with us during the course of his or her employment and for six months following termination of employment.

Under the Boennighausen Agreement and the Executive Agreements, in the event of the executive officer’s death or disability, the executive officer (or his or her estate or other designated beneficiary) will be entitled to receive the base salary and other benefits accrued through the date of death or disability, together with a pro rata portion of the executive officer’s bonus equal to the bonus determined for the year in which such event occurs based on actual performance, prorated for the portion of the year prior to the date of death or disability.

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control, except as provided in the Boennighausen Agreement and Executive Agreements described above and pursuant to certain equity awards granted under the 2010 Stock Incentive Plan described below.

The amounts that could be payable in the future under the Boennighausen Agreement and the Executive Agreements in the event of termination of employment are shown in the following table, based on the assumptions stated:

	Employment and Severance Agreement Payout (1)
	Termination Without Cause or Voluntary Termination for Good Reason	Change of Control - Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability
Dave Boennighausen
Cash Severance	$975,000	$1,300,000	$—
Bonus	$260,000	$650,000	$260,000
COBRA	$36,858	$36,858	$—
Equity Grants	$2,077,703	$2,603,727	$2,603,727
Carl Lukach
Cash Severance	$385,000	$385,000	$—
Bonus	$92,400	$231,000	$92,400
COBRA	$24,572	$24,572	$—
Equity Grants	$392,126	$553,531	$553,531
Stacey Pool
Cash Severance	$360,000	$360,000	$—
Bonus	$86,400	$216,000	$86,400
COBRA	$24,572	$24,572	$—
Equity Grants	$649,009	$826,077	$826,077
Brad West
Cash Severance	$360,000	$360,000	$—
Bonus	$86,400	$216,000	$86,400
COBRA	$15,600	$15,600	$—
Equity Grants	$617,790	$789,839	$789,839
Melissa Heidman
Cash Severance	$328,640	$328,640	$—
Bonus	$65,728	$164,320	$65,728
COBRA	$24,572	$24,572	$—
Equity Grants	$571,052	$725,000	$725,000
____________________________
(1)Amounts based on the assumptions that the separation event occurred on the final day of fiscal year 2022.

Payments Pursuant to Amended and Restated 2010 Stock Incentive Plan
Options
Pursuant to the 2010 Stock Incentive Plan, exercisable portions of options granted to our executive officers expire on the earliest of (i) the tenth anniversary of the effective date of the Plan in May of 2013 (the “Effective Date”), (ii) the ninetieth (90th) day after the termination date if the participant’s employment terminates for any reason other than death, disability or for cause, (iii) one year after the termination date if the participant’s employment terminates due to death or disability, or (iv) the termination date if the participant’s employment is terminated for cause.
Options granted to NEOs generally vest in 25% increments on each of the first through fourth anniversary of the grant date (each such annual period a “Vesting Period”) so long as the participant remains continuously employed by us. Upon receipt of a release of claims acceptable to the Company within forty-five days following the participant’s termination date if the participant’s termination of employment was pursuant to an employment agreement provision permitting termination by the executive for good reason or the termination was by the Company without cause (“Qualifying Termination”) or due to the participant’s death or disability, a pro rata portion of the next vesting installment (based on time worked relative to the twelve months in that Vesting Period) will also vest and become exercisable. If the participant experiences a termination of employment due to a Qualifying Termination within twelve months following a change in control, the unexercisable portion of the option that has not previously expired becomes exercisable upon such event. In addition, the Compensation Committee may, at any time in its sole discretion, accelerate the vesting and exercisability of all or any portion of any option.
RSUs
RSUs granted to NEOs generally vest in 25% increments on four annual “Vesting Periods” so long as the participant remains continuously employed by us. Upon receipt of a release of claims acceptable to the Company within forty-five days following the participant's termination date if the participant's termination of employment was due to a Qualifying Termination or due to the participant's death or disability, a pro rata portion of the next vesting installment (based on time worked relative to the twelve months in that Vesting Period) will also vest. If the participant experiences a termination of employment due to a Qualifying Termination within twelve months following a change in control, the portion of the RSUs that has not previously expired pursuant to the Agreement will vest upon such event. In addition, the Compensation Committee may, at any time in its sole discretion, accelerate the vesting of all or any portion of any RSUs.
PSUs
PSUs granted to NEOs generally vest over three years, subject to the participant remaining continuously employed by us. The PSUs are treated as follows for certain types of terminations of employment prior to the vesting date:
Death/Disability
If the participant’s termination of employment is due to death or disability prior to the vesting date, any PSUs that are earned are paid to the participant following the end of the performance period.
Change in Control
In the event a change in control occurs before the end of the performance period, unless otherwise determined by the Compensation Committee in its discretion, the PSUs are converted into time-vesting restricted stock units or such other rights as determined by the Compensation Committee (collectively, “RSUs”) as follows. If the change in control occurs prior to the last day of the first fiscal year in the performance period, the number of RSUs will be equal to the PSUs that would have been earned based on achievement at the Target Sales Growth Goal and the Target EBITDA Goal. If the change in control occurs on or after the first day of the second fiscal year in the performance period, the number of RSUs will be equal to the number of PSUs that are earned through the date of the change in control as determined by the Compensation Committee in its discretion based on actual performance (using the annual goals for the three fiscal years in the performance period taken into account by the Compensation Committee in determining the Sales Growth and Adjusted EBITDA goals for the entire performance period) through the day immediately preceding the change in control. For the Relative TSR PSUs, the number of RSUs shall equal the Relative TSR PSUs that would have been earned as if the Performance Period ended on the date of the Change in Control. Any such RSUs shall be eligible to vest on the vesting date subject to the participant remaining continuously employed by us through that date; provided, however, that if the participant’s termination of employment is by us without cause within twelve months following the change in control, the RSUs vest upon such termination.

If the PSUs (or, as applicable, RSUs) are not continued, assumed or substituted for in a change in control, the PSUs are earned to the extent determined by the Compensation Committee, such earned PSUs vest upon the change in control, and the participant receives with respect to such PSUs either (i) the consideration (whether stock, cash, or other securities or property) received in the change in control by holders of shares for each share held on the effective date of the change in control, (ii) common stock of the successor to the Company with a value based on price per share in the change in control, or (iii) cash based on the price in the change in control, as determined by the Compensation Committee in its discretion.
Pay vs. Performance

In accordance with the SEC’s disclosure requirements pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act, regarding Pay Versus Performance (PVP), provided below is the Company’s PVP disclosures as required As required by Item 402(v) for Smaller Reporting Companies, we have included a table that compares the total compensation of our principal executive officer (“PEO”) and average other named executive officers (“Non-PEO NEOs”), as presented in the Summary Compensation Table (“SCT”), to Compensation Actually Paid (“CAP”). The table and disclosure below also compares CAP to our indexed TSR and GAAP Net Income.

This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis on pages 31 to 40 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

Fiscal Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (4)	Average Compensation Actually Paid to Non-PEO NEOs (5)	Total Shareholder Return	Net Income (Loss) (dollars in millions)
2022	$1,993,565	$263,253	$815,905	$319,535	$99.82	$(3.3)
2021	$2,408,743	$3,296,285	$938,301	$1,142,069	$166.61	$3.7
______________________________
(1)The Company is considered a small reporting company (SRC) which requires disclosure of two years of information.
(2)The dollar amounts reported in this column are the amounts reported for Mr. Boennighausen for each of the corresponding years in the “Total” column in our Summary Compensation Table above.
(3)The dollar amounts reported in this column represent the CAP to Mr. Boennighausen as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Boennighausen. In accordance with these rules, these amounts reflect the “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below.

Compensation Actually Paid to PEO	2022	2021
Summary Compensation Table Total	$1,993,565	$2,408,743
Less, value of “Stock Awards” reported in the SCT	$(1,199,986)	$(1,199,967)
Plus, year-end fair value of equity awards	$885,086	$1,047,726
(Less) Plus, year over year change in fair value of outstanding and unvested equity awards	$(1,137,710)	$698,801
(Less) Plus, year over year change in fair value of equity awards granted in prior years that vested in the year	$(277,702)	$340,982
Compensation Actually Paid to Mr. Boennighausen	$263,253	$3,296,285
(4)The dollar amounts reported in this column represent the average of the amounts reported for our NEO’s (excluding Mr. Boennighausen) in the “Total;” column of the Summary Compensation Table in each applicable year. The names of each of the NEO’s included for these purposes are as follows: for 2021 and 2022, Messrs. Lukach and West and Mses. Pool and Heidman.
(5)The dollar amounts reported in this column represent the average CAP for the applicable NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect the “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below.

Average Compensation Actually Paid to Non-PEO NEOs	2022	2021
Average Summary Compensation Table Total	$815,905	$938,301
Less, value of “Stock Awards” reported in the SCT	$(387,489)	$(387,462)
Plus, year-end fair value of equity awards	$285,804	$338,303
(Less) Plus, year over year change in fair value of outstanding and unvested equity awards	$(320,087)	$169,012
(Less) Plus , year over year change in fair value of equity awards granted in prior years that vested in the year	$(74,598)	$83,915
Average Compensation Actually Paid to Non-PEO NEOs	$319,535	$1,142,069
Relationship Between Compensation Paid and Performance Measures

Because a significant portion of our NEOs’ total compensation is in the form of equity, CAP values for our PEO and on average for our other NEOs are strongly aligned with our TSR. In fiscal 2021, CAP was higher than Summary Compensation table total compensation for our PEO and on average for our other NEOs, primarily due to our strong total shareholder return performance during the year. The opposite was true for fiscal 2022, primarily due to a decline in our TSR. Although GAAP Net Income is not a metric in our incentive plans, CAP was aligned with GAAP Net Income. CAP was higher in 2021 than in 2022, as was our GAAP Net Income.

See “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2022 NEO compensation.
CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing information about the ratio of the annual total compensation of our CEO, Dave Boennighausen, to the total annual compensation of our median team member.

The 2022 “annual total compensation” of the median compensated of all our “team members” (as those terms are defined under SEC rules) who were employed as of December 13, 2022, other than our CEO, Dave Boennighausen, was $13,416; Dave Boennighausen’s 2022 annual total compensation was $1,993,565 and the ratio of those amounts was 149-to-1.

For purposes of identifying the median compensated team member, we used total cash compensation paid in 2022, as reported to the Internal Revenue Service on Form W-2, of our team member population as of December 13, 2022 (including part-time team members), excluding our CEO. The Company elected to use December 13, 2022 to determine the team member population since it is the last day of the last pay period of 2022. We annualized compensation for team members who did not work for the entire year. We believe the use of total cash compensation for all team members is a consistently applied compensation measure because we do not widely distribute equity awards to team members. Less than 2.6% of our total team member population of 6,737 individuals as of December 13, 2022 received equity awards in 2022. Based on total cash compensation, our median team member was identified as a restaurant team member who was paid on an hourly basis and worked approximately 21 hours per week (or 1,088 hours per year) in 2022. After identifying the median team member, we calculated that team member’s annual total compensation using the same methodology (and including all the same compensation elements) that we used to calculate our named executive officers compensation listed in the 2022 Summary Compensation Table set forth above in this proxy statement.

We believe this CEO pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated team member and calculating the pay ratio based on that team member’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION
Under our non-employee director compensation plan, each non-employee director covered by the plan receives an annual cash retainer for board service, an annual cash retainer for committee service and an annual cash retainer for serving as chair of a committee. For 2022, the Board fixed the retainer for board service at $50,000 per year, ($100,000 in the case of the Chairman of the Board), and it fixed the annual retainers for committee service and committee chairs as follows:

Committee	Annual Retainer for Committee Service	Additional Annual Retainer for Committee Chair
Audit Committee	$15,000	$10,000
Compensation Committee	$10,000	$10,000
Nominating & Governance Committee	$10,000	$10,000
At the close of business on the date of the Company’s annual meeting of stockholders, each non-employee director covered by the plan receives RSUs, which are fully vested upon grant, having a fair market value at the date of grant equal to $75,000 ($120,000 in the case of the Chairman of the Board). Based on recent peer analysis, our total per-director compensation is positioned slightly below the peer group median.
Directors who are also officers, such as Mr. Boennighausen, do not and will not receive any compensation for their services as directors.
Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws, as well as the protection provided by director and officer liability insurance provided by us.
Our Board has adopted stock ownership requirements that restrict sales of our stock by our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold. In consideration of the recent peer analysis, the Company’s Board voted to increase the Company’s stock ownership guidelines for our non-employee directors to five times the annual cash retainer.
The following table sets forth information concerning the compensation of our independent directors for the fiscal year ended January 3, 2023.

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (6)	Total ($)
Mary Egan	$85,000	(1)	$75,000	$160,000
Robert Hartnett	$85,000	(2)	75,000	160,000
Jeffrey Jones	$135,000	(3)	120,000	255,000
Drew Madsen	$70,000	(4)	75,000	145,000
Elisa Schreiber	$70,000	(4)	75,000	145,000
Shawn Taylor	$75,000	(5)	75,000	150,000
____________________________
(1)This amount includes $15,000 for serving on the Audit Committee, $10,000 each for serving on the Nominating and Corporate Governance Committee and serving as the Chairperson of the Nominating and Corporate Governance Committee.
(2)This amount includes $15,000 for serving on the Audit Committee, $10,000 each for serving on the Compensation Committee and serving as the Chairperson of the Compensation Committee.
(3)This amount includes fees for serving as the Chairman of the Board. Additionally, the amount includes $15,000 for serving on the Audit Committee and $10,000 each for serving as Chairman of the Audit Committee and serving on the Compensation Committee.
(4)This amount includes $10,000 each for serving on the Compensation Committee and serving on the Nominating and Corporate Governance Committee.
(5)This amount includes $15,000 for serving on the Audit Committee and $10,000 for serving on the Nominating and Corporate Governance Committee.
(6)The annual retainer grant in 2022 had a grant date fair value (computed in accordance with FASB ASC Topic 718) of $5.89 per share.

TRANSACTIONS WITH RELATED PERSONS
The following is a description of each transaction since December 29, 2021, including any currently proposed transaction, in which we were or are to be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, director nominees, executive officers, beneficial holders of more than 5.0% of either our Class A or our Class B common stock, or any of their immediate family members had or will have a direct or indirect material interest.
Private Placement to Mill Road Capital. On March 13, 2017, we entered into a securities purchase agreement with Mill Road Capital in connection with an equity investment in the Company made by Mill Road. Under the securities purchase agreement, if at any time Mill Road Capital owns 10.0% or more of our outstanding Class A and Class B common stock, Mill Road Capital has the right to designate one nominee for election to our Board of Directors. Currently Mill Road has the right to designate one member to our Board of Directors. If Mill Road Capital’s ownership level falls below 10% of our outstanding Class A and Class B common stock, Mill Road Capital will no longer have a right to designate a nominee. Our securities purchase agreement with Mill Road Capital also provides for the registration of any outstanding shares of Class A common stock or other Company equity securities held by Mill Road Capital. Mill Road does not currently have a designee on the Board.
Procedures for Approval of Related Party Transactions. Our written policies on related party transactions, which are included in our Audit Committee charter and our Team Member Code of Business Conduct and Ethics, address the policies and procedures for review and approval of related party transactions. These policies cover certain relationships and material obligations and interests. These policies provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, all relevant facts and circumstances available shall be considered. The Audit Committee is responsible for approval and ratification of certain related person transactions pursuant to the applicable policies and procedures. All of the above-summarized transactions have been approved as required under such policies.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. Ernst & Young, our independent registered public accounting firm for the year ending January 3, 2023, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2023, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2023.
The Audit Committee has also reviewed and discussed with Ernst & Young the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with Ernst & Young those matters required to be discussed under applicable standards of the PCAOB and the SEC. Additionally, Ernst & Young provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young its independence from the Company.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Jeffrey Jones (Chair)
Mary Egan
Robert Hartnett
Shawn Taylor

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the Company’s Proxy Statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act, relating to the Company’s 2024 annual meeting of stockholders must be received by the Company at the principal executive offices of the Company no later than the close of business on December 2, 2023. Stockholders wishing to make a director nomination or bring a proposal before the 2024 annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on February 16, 2024 and not earlier than the close of business on January 17, 2024. However, if the Company changes the date of the 2024 annual meeting of stockholders to a date more than 30 days before or 70 days after the anniversary of the 2023 Annual Meeting, then such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Any matter so submitted must comply with the other provisions of the Company’s bylaws and be submitted in writing to the Secretary at the principal executive offices. In addition, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of nominees submitted under the Company’s advance notice bylaws, then the stockholder must provide proper written notice that sets forth all information required under Rule 14a-19 of the Exchange Act to the Company no later than March 17, 2024 (or, if the 2024 annual meeting of stockholders is called for a date that is more than 30 days before or more than 60 days after the anniversary of the prior year’s annual meeting, then notice must be provided by the later of 60 days prior to the 2024 annual meeting of stockholders or the 10th day following the date on which announcement of the 2024 annual meeting of stockholders was first made by the Company). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

The Company invites its Board members to attend its annual stockholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict. All seven Directors of the Company then serving attended the Company’s 2022 Annual Meeting of Stockholders in person.

STOCKHOLDER COMMUNICATIONS

Any security holder of the Company wishing to communicate with the Board may write to the Board at Board of Directors, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

In addition, any person wishing to communicate with Jeffrey Jones, our Board Chairman, or with the Company’s other independent directors may do so by writing to them, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment and discretion of the persons voting such proxies.

Whether or not you expect to attend the meeting, please vote so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

We make available free of charge on or through our Internet website, investor.noodles.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2022 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT NOODLES & COMPANY, 520 ZANG STREET, SUITE D, BROOMFIELD, CO 80021, OR BY EMAIL AT INVESTORRELATIONS@NOODLES.COM.

APPENDIX A
NOODLES & COMPANY 2023 STOCK INCENTIVE PLAN

1.Purpose

The 2023 Stock Incentive Plan was approved by the Board of Noodles & Company as of March 24, 2023, and is effective as of the Effective Date. This Plan is designed to enable the Company and its Subsidiaries to attract, retain and motivate directors, employees and certain other service providers of the Company and its Subsidiaries by providing for or increasing their proprietary interest in the Company. The Plan provides for the potential grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Administrator” means the Administrator of the Plan in accordance with Section 18.

(b)“Affiliate” has the meaning ascribed in Rule 12b-2 under the Exchange Act

(c)“Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(d)“Award Agreement” means a written agreement or other instrument (including electronic) as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(e)“Beneficiary” means the person, persons, trust or trusts entitled, by will, the laws of descent and distribution or by designation on a beneficiary designation form adopted by the Administrator for such purpose, to receive the benefits specified under this Plan in the event of a Participant’s death.

(f)“Board” means the Board of Directors of the Company.

(g)“Cause” means (unless otherwise expressly provided in the Award Agreement or another contract with the Participant, including an employment agreement) the Company’s termination of the Participant’s employment because the Participant (i) is convicted of, or pleads guilty or nolo contendere to, a felony (other than a traffic-related felony) or any other crime involving dishonesty or moral turpitude; or (ii) willfully engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company financially or reputationally; or (iii) willfully violates any material Company policy or any noncompetition or non-solicitation covenant between the Participant and the Company. The determination of "Cause" shall be in the reasonable discretion of the Administrator.
(h)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.
(i)“Change in Control” means the first to occur of any of the following events:

(i)during any 12-month period, the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(ii)the acquisition or ownership by any individual, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or any of its Affiliates or Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (excluding for this purpose any ownership or additional acquisition of Common Stock by any person (or any Affiliate thereof) that owns more than 10% of the Common Stock as of the Effective Date);
(iii)the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; or
(iv)the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.

A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(j)“Common Stock” means the Company’s common stock, par value $0.01, subject to adjustment as provided in Section 12.
(k)“Company” means Noodles & Company, a Delaware corporation, and its successors.
(l)“Disability” means the absence of the Participant from the Participant's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Participant or the Participant's legal representative.
(m)“Effective Date” means the date this Plan becomes effective pursuant to Section 4.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(o)“Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ, in any case, as reported in such source as the Administrator shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Shares shall be determined by the Administrator in good faith and in compliance with Section 409A of the Code.
(p)“Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement. Nothing herein shall be construed as creating any limitations on the Company’s ability to adopt such other incentive arrangements as either may deem desirable, including without limitation, annual and/or long-term cash-based incentive compensation plans.
(q)“Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(r)“Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.
(s)“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(t)“Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(u)“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.
(v)“Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria established pursuant to Section 13.
(w)“Plan” means the Noodles & Company 2023 Stock Incentive Plan, as set forth herein and as amended from time to time.
(x)“Prior Plan” means the Noodles & Company Amended and Restated 2010 Stock Incentive Plan.
(y)“Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.
(z)“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.
(aa)“Share” means a share of the Common Stock, subject to adjustment as provided in Section 12.
(bb)“Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.
(cc)    “Subsidiary” means any corporation or other entity a majority or more of the outstanding voting stock or voting power of which is beneficially owned directly or indirectly by the Company, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.
(dd)    “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption or conversion of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines. Substitute Awards may reflect the original terms of the awards being assumed, converted, substituted or exchanged, and need not comply with other specific terms of the Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the applicable combination transaction.
(ee)    “Termination of Employment” means ceasing to serve as an employee of the Company or any Subsidiary or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(c), that an approved leave of absence or approved employment on a less than full-time basis shall be considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or Subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company or any Subsidiary for purposes of any affected Participant’s Awards, and the Administrator’s decision shall be final and binding.

3.Eligibility

Any person who is a current or prospective officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator; provided, however, that the only service providers who may be granted Awards are those who qualify for registration of Awards under Form S-8 under the Securities Act of 1933. Options intended to qualify as Incentive Stock Options may only be granted to employees of the Company or any corporate Subsidiary within the meaning of the Code, as selected by the Administrator.

4.Effective Date and Termination of Plan

This Plan was adopted by the Board on March 24, 2023 and approved by the Company’s stockholders at the 2023 Annual Meeting of Stockholders (the “Effective Date”). The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date; provided that no grants of Incentive Stock Options may be made hereunder after the tenth (10th) anniversary of the date the Plan was most recently approved by the Board. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.Shares Subject to the Plan and to Awards; Nonemployee Directors Limit

(a)Aggregate Limits. Subject to adjustment as provided in Sections 12 and the share counting provisions below, and as of the Effective Date, the number of Shares that shall be authorized for grant under the Plan shall equal a total of 2,850,602 (comprised of 150,602 shares available for grant under the Prior Plan as of March 14, 2023 and 2,700,000 additional shares requested) Shares, less one (1) Share for every one (1) Share that was subject to an Award granted after March 14, 2023 and prior to the Effective Date under the Prior Plan. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 2,850,602, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. After the Effective Date, no awards may be granted under the Prior Plan.
(b)Character of Shares. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.
(c)Issuance of Shares. If after the Effective Date of the Plan (i) any Shares subject to an Award are forfeited, an Award expires, is canceled, or an Award is settled for cash or is unearned (in each case in whole or in part), or (ii) after March 14, 2023, any Shares subject to an award previously granted under the Prior Plan are forfeited, an award under the Prior Plan expires, is canceled, or an award under the Prior Plan is settled for cash or is unearned (in each case in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration, cancellation, cash settlement or unearned amount, be added (or added back, as applicable) to the Shares available for Awards under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after March 14, 2023, an award other than an option or stock appreciation right previously granted under the Prior Plan are satisfied by the tendering or other use of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered, otherwise used or withheld shall be added to the Shares available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added (or added back, as applicable) to the Shares authorized and available for Awards under Section 5(a): (1) Shares tendered or otherwise used by the Participant or withheld by the Company in payment of the exercise or purchase price of an Option or an option under the Prior Plan; (2) Shares tendered or otherwise used by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award of Options or Stock Appreciation Rights or options or stock appreciation rights under the Prior Plan; (3) Shares subject to a Stock Appreciation Right or a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof; and (4) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options under the Prior Plan.
(d)Substitute Awards. Substitute Awards shall not reduce the Shares authorized and available for Awards under the Plan, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in paragraph (c) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges or combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, merger or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition, merger or combination to determine the consideration payable to the holders of securities of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized and available for Awards under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in paragraph (c) above); provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition, merger or combination, and shall only be made to individuals who were not Employees or Nonemployee Directors prior to such acquisition, merger or combination.
(e)Limit on Awards to Nonemployee Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Nonemployee Director during any single calendar year, plus the total cash and other compensation paid to such Nonemployee Director, in each case for Nonemployee Director services rendered to the Company for such calendar year, shall not exceed $700,000.; provided, however, that the following items shall not be taken into account in applying the limitation described in this Section: (i) amounts paid to a Nonemployee Director during any period in which such individual was an Employee or other service provider (other than grants of awards paid for service in their capacity as a Nonemployee Director), (ii) any amounts paid or payable for director services for any Subsidiary; and (iii) any severance and other payments such as consulting fees paid to a Nonemployee Director for such Nonemployee Director’s prior or current service to the Company or any Subsidiary other than serving as a Director. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board or lead independent director, provided that the Nonemployee Director receiving such additional compensation may not participate in the decision to award such compensation.

6.Options

(a)Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to an Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.
(b)Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is a Substitute Award may be less than 100% of the Fair Market Value of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.
(c)Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence is not a Termination of Employment, the vesting period and/or exercisability of an Option may be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant.
(d)Incentive Stock Options. Notwithstanding anything to the contrary in this
Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option:
(i) if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110% of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any Subsidiary. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (2) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code). If the requirements for an

Option to qualify for incentive stock option tax treatment are changed, this Section 6(d) shall be deemed to be automatically amended to reflect such requirements.
(e)Effect of Termination of Employment. Unless an Option earlier expires upon the expiration date established pursuant to Section 6(c), upon a Termination of Employment (i) any portion of the Option that is not exercisable at the time of such Termination of Employment shall be forfeited and canceled as of the date of such Termination of Employment and (ii) a Participant’s (or his or her Beneficiary’s) rights to exercise any portion of the Option that is exercisable at the time of such Termination of Employment shall be only as follows, in each case, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement:

(1)Death. If a Participant incurs a Termination of Employment by reason of death, any Option held by such Participant, to the extent then exercisable, may thereafter be exercised by the Participant’s Beneficiary for a period of twelve months from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.
(2)Disability. If a Participant incurs a Termination of Employment by reason of Disability, any Option held by such Participant, to the extent then exercisable, may thereafter be exercised by the Participant for a period of twelve months from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.
(3)Cause. If a Participant incurs a Termination of Employment by reason of a termination by the Company for Cause, the entire Option, whether or not then exercisable, shall be immediately forfeited and canceled as of the date of such Termination of Employment.
(4)Termination for Reasons other than Death, Disability or Cause. If a Participant incurs a Termination of Employment for any reason other than death, Disability or for Cause, any Option held by such Participant, to the extent then exercisable, may thereafter be exercised by the Participant for a period of three months from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

7.Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement.

8.Restricted Stock and Restricted Stock Units

(a)Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(b)Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include performance criteria.
(c)Discretionary Adjustments and Limits. Notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be increased or reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.
(d)Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.
(e)Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be accrued and paid in cash. Notwithstanding the foregoing, any dividends payable in connection with Restricted Stock shall in all events be subject to the same restrictions and risk of forfeiture as the underlying Restricted Stock and shall not be paid unless and until the underlying Restricted Stock is vested or earned. Subject to Section 13, Shares underlying Restricted Stock Units shall be entitled to dividend equivalents only to the extent provided by the Administrator.
(f)Effect of Termination of Employment. Upon a Participant’s Termination of Employment for any reason (including by reason of death or Disability), any then unvested Restricted Stock or Restricted Stock Units held by the Participant shall be forfeited and canceled as of the date of such Termination of Employment, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement.

9.Incentive Bonuses

(a)General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period established by the Administrator.
(b)Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. [Subject to Section 5(f), if applicable, ]Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.
(c)Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations.
(d)Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.
(e)Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be increased or reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.
(f)Subplans. Incentive Bonuses payable hereunder may be pursuant to one or more subplans.
(g)Effect of Termination of Employment. Upon a Participant’s Termination of Employment for any reason (including by reason of death or Disability), the Participant shall receive payment in respect of any Incentive Bonuses only to the extent specified by the Administrator, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement. Payments in respect of any such Incentive Bonuses shall be made at the time specified by the Administrator and set forth in the Award Agreement.

10.Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11.Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.Adjustment of and Changes in the Stock; Certain Transactions; Change in Control

(a)In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property, but excluding regular, quarterly and other periodic cash dividends), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Section 5(a) shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefore. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under Section 5(a) shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Administrator pursuant to this Section 12(a) may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Administrator determines to be equitable. No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12(a) of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.
(b)Unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, the Administrator may provide for the acceleration of the vesting and, if applicable, exercisability of any outstanding Award, or portion thereof, or the lapsing of any conditions of restrictions on or the time for payment in respect of any outstanding Award, or portion thereof upon a Change in Control or the termination of the Participant’s employment following a Change in Control. In addition, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the Administrator may provide that any or all of the following shall occur in connection with a Change in Control: (a) the substitution for the Shares subject to any outstanding Award, or portion thereof, stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such Award, or portion thereof, shall remain the same, (b) the conversion of any outstanding Award, or portion thereof, into a right to receive cash or other property upon or following the consummation of the Change in Control in an amount equal to the value of the consideration to be received by holders of Common Stock in connection with such transaction for one Share, less the per share purchase or exercise price of such Award, if any, multiplied by the number of Shares subject to such Award, or a portion thereof, (c) acceleration of the vesting (and, as applicable, the exercisability) of any and/or all outstanding Awards, and/or (d) the cancellation of any outstanding and unexercised Awards upon or following the consummation of the Change in Control. Any actions or determinations of the Administrator pursuant to this Section 12(b) may, but need not be uniform as to all outstanding Awards, and the Administrator may, but need not treat all holders of outstanding Awards identically.

13.Dividend Equivalents

Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Administrator, be entitled to receive amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Administrator, in its sole discretion. The Administrator may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested or accumulated and credited to a bookkeeping account. Notwithstanding the foregoing, any dividends (including payable in connection with Restricted Stock) or Dividend Equivalents (payable in connection with Awards other than Options or Stock Appreciation Rights) shall in all events be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid unless and until the underlying Award is vested or earned For the avoidance of doubt, no dividends or Dividend Equivalents shall be paid or granted in respect of Shares subject to Options or Stock Appreciation Rights and no holder of an Option or Stock Appreciation Right shall be entitled to any dividends with respect to the Shares subject to Options or Stock Appreciation Rights unless and until such Options or Stock Appreciation Rights have vested and have been exercised in accordance with the terms of the Plan and the applicable Award Agreement and such Shares are reflected as issued and outstanding.

14.Transferability

No Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and, during his or her lifetime, each Option or Stock Appreciation Right shall be exercisable only by the Participant; provided that the designation of a Beneficiary shall not constitute a sale, transfer, pledge, assignment, alienation or hypothecation of an Award. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer, for no consideration, an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment, performance or service shall continue to be determined with reference to the Grantee’s employment, performance or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession. Any attempted sale, transfer, pledge, assignment, alienation or hypothecation of an Award by a Participant in violation of this Section 14 shall result in forfeiture of such Award.

15.Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed any act constituting Cause for termination of employment, or a violation of any non-competition covenant, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether such an act has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed any act constituting Cause for termination of employment or a violation of any non-competition covenant, then except as otherwise provided by the Administrator, (a) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (b) the Participant will forfeit all outstanding Awards and (c) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator.

16.Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Award is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17.Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten (10) days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her (at up to the Participant’s maximum required tax withholding rate or such other lesser rate that will not cause an adverse accounting consequence or cost) upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18.Administration of the Plan

(a)Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Management Development & Compensation Committee of the Board, such other committee as designated by the Board or, in the absence of a Management Development & Compensation Committee or another committee designated by the Board, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Administrator may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Administrator. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Administrator hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b)Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; (ix) to require or permit Participant elections and/or consents under this Plan to be made by means of such electronic media as the Administrator may prescribe; and (x) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or a Subsidiary and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award.

(c)Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19.Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a)increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)reduce the price at which Options may be granted below the price provided for in Section 6(b);

(c)change the class of persons eligible to be Participants;

(d)decrease the exercise price for any outstanding Option or Stock Appreciation Right after the date the Option or Stock Appreciation Right is granted, cancel or accept the surrender of any outstanding Option or Stock Appreciation Right at a time when its exercise price exceeds the Fair Market Value of the underlying Share(s), in exchange for another Award, cash or other property or the grant of a new Option or Stock Appreciation Right with a lower exercise price than the Option or Stock Appreciation Right being surrendered, or take any other action that is treated as a repricing under generally accepted accounting principles; or

(e)otherwise amend the Plan in any manner requiring stockholder approval by law or under stock exchange listing requirements.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would materially impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.No Liability of Company

The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable.

22.No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

23.Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

24.Code Section 409A

It is intended that any Incentive and Nonqualified Stock Options, Stock Appreciation Rights, and Restricted Stock issued pursuant to this Plan and any Award Agreement shall not constitute “Deferrals of Compensation” within the meaning of Code section 409A and, as a result, shall not be subject to the requirements of Code section 409A. It is further intended that any Restricted Stock Units and Incentive Bonuses issued pursuant to this Plan and any Award Agreement (which may or may not constitute “deferrals of compensation,” depending on the terms of each Award) shall avoid any “plan failures” within the meaning of Code section 409A(a)(1). The Plan is to be interpreted and administered in a manner consistent with these intentions. However, no guarantee or commitment is made that the Plan or any Award Agreement shall be administered in accordance with the requirements of Code section 409A, with respect to amounts that are subject to such requirements, or that the Plan or any Award Agreement shall be administered in a manner that avoids the application of Code section 409A, with respect to amounts that are not subject to such requirements.

25.Required Delay in Payment on Account of a Separation from Service

Notwithstanding any other provision in this Plan or any Award Agreement, if any Award recipient is a “specified employee,” as defined in Treasury Regulations section 1.409A-1(i), as of the date of his or her “Separation from Service” (as defined in authoritative IRS guidance under Code section 409A), then, to the extent required by Treasury Regulations section 1.409A-3(i)(2), any payment made to the Award recipient on account of his or her Separation from Service shall not be made before a date that is six months after the date of his or her Separation from Service. The Administrator may elect any of the methods of applying this rule that are permitted under Treasury Regulations section 1.409A-3(i)(2)(ii).

26.Recoupment

All Awards granted under the Plan will be subject to recoupment in accordance with the Company’s clawback policy, as may be adopted and/or amended from time to time, and any future clawback policy that the Company is required to adopt (and/or amend) pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

APPENDIX B
Reconciliation of Non-GAAP Measures

The attached proxy statement includes non-GAAP measures of restaurant contribution margin, EBITDA and adjusted EBITDA. Reconciliations of operating income (loss) to restaurant contribution margin and net income (loss) to EBITDA and adjusted EBITDA are included in the accompanying financial data. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s operating performance excluding the impact of restaurant impairment and closure costs, dead deal or registration statement costs, severance costs and stock-based compensation expense and the tax effect of such adjustments. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and restaurant contribution and restaurant contribution margin are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measures used by the Company in this proxy may be different from the measures used by other companies.

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Year Ended
	January 3, 2023	December 28, 2021
Net (loss) income	$(3,314)	$3,665
Depreciation and amortization	23,268	22,333
Interest expense, net	2,445	2,082
Provision for income taxes	37	70
EBITDA	$22,436	$28,150
Restaurant impairments, closure costs and asset disposals	6,164	5,727
Fees and costs related to the registration statements and related transactions	70	—
Stock-based compensation expense	4,395	4,271
Adjusted EBITDA	$33,065	$38,148
______________________________
EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that
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adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Reconciliation of Operating (Loss) Income to Restaurant Contribution
(in thousands, unaudited)

	Fiscal Year Ended
	January 3, 2023	December 28, 2021
(Loss) income from operations	$(832)	$5,817
Less: Franchising royalties and fees	11,121	7,816
Plus: General and administrative	49,903	47,535
Depreciation and amortization	23,268	22,333
Pre-opening	1,662	665
Restaurant impairments, closure costs and asset disposals	6,164	5,727
Restaurant contribution	$69,044	$74,261

Restaurant contribution margin	13.9%	15.9%
_____________________________
Restaurant contribution represents restaurant revenue less restaurant operating costs, which are the cost of sales, labor, occupancy and other operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are non-GAAP measures that are neither required by, nor presented in accordance with GAAP, and the calculations thereof may not be comparable to similar measures reported by other companies. These measures are supplemental measures of the operating performance of our restaurants and are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures.

Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Management does not consider these measures in isolation or as an alternative to financial measures determined in accordance with GAAP. However, management believes that restaurant contribution and restaurant contribution margin are important tools for investors and other interested parties because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses these measures as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors.
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noodles & COMPANY
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/NDLS
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 15, 2023.

TELEPHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 15, 2023.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Please detach here

The Board of Directors Recommends a Vote "FOR" all nominees in Item 1, and "FOR" Items 2, 3 and 4.

Company Proposals:

1. Election of Class I directors: 01 Mary Egan 02 Robert Hartnett ☐ FOR all nominees (except as marked) ☐ WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3. To approve the Noodles & Company 2023 Stock Incentive Plan. ☐ For ☐ Against ☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1, AND "FOR" ITEMS 2, 3 AND 4.

Date ______________________

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy.

NOODLES & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 16, 2023
1:00 p.m. Mountain Time

noodles & COMPANY

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2023.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

The proxy, when properly signed, will be voted in the manner specified in the proxy card. However, if a properly signed proxy is returned with no choice specified, the proxy will be voted "FOR" all nominees in Item 1, and "FOR" Items 2, 3 and 4, and in the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By signing the proxy, you revoke all prior proxies and appoint Dave Boennighausen and Melissa Heidman, and each of them, and each with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

NOTE: There is important information contained in the proxy statement regarding attendance at the Annual Meeting that should be reviewed and complied with.

See reverse for voting instructions.